EXHIBIT 10.24

WITNESSETH

WHEREAS, the Board is required by the Education Law of the State of New York to identify, evaluate and recommend free appropriate preschool special education services or programs for New York City resident preschool students with disabilities; and

WHEREAS, the Board is authorized by the Education Law of the State of New York to contract, subject to the approval of the Commissioner of Education of the State of New York, with private providers located within the State of New York that have been approved by the New York State Education Department to provide individual evaluations, preschool special education services or programs, and special education itinerant services for New York City resident students with disabilities; and

WHEREAS, the Board may be required by order of the Commissioner, the State Review Officer, an impartial hearing officer, or by the courts, to provide individual evaluations, preschool special education services or programs, and special education itinerant services for New York City resident students with disabilities; and

WHEREAS, the Provider has been approved by the New York State Education Department, subject to all applicable federal, State and local laws, and regulations, to provide one or more of the following services for preschool students with disabilities: 1) individual evaluations; 2) preschool special education services or programs; and/or 3) special education itinerant services, and

WHEREAS, by resolution adopted August 23, 1989 (calendar no. 18), the Board has authorized the Chancellor, to enter into agreements with providers that have been approved by the New York Education Department to provide the services described herein; and

WHEREAS, the Provider is ready, willing and able to provide the services described herein.

NOW, THEREFORE, the parties mutually agree as follows:

1. ESTIMATED ANNUAL COST OF AGREEMENT

The total estimated annual cost of the Agreement to the Board is as set forth on the first page of the Agreement.

2. TERM

(a)  Term

The Term shall be from July 1, 2007, through June 30, 2012.

(b) Termination

(1)  In addition to the specific causes for termination set forth in paragraphs 6 and 10, the Board may elect to terminate the Agreement at the end of the first, second, third, or fourth year of the Term by sending a notice of termination to the Provider by registered mail as follows: no later than, May 1, 2008, for termination at the end of the first year of the term of the Agreement, May 1, 2009, for termination at the end of the second year of the term of the Agreement, May 1, 2010, for termination at the end of the third year of the term of the Agreement, and May 1, 2011 for termination at the end of the fourth year of the term of the Agreement. Prior to terminating the Agreement the Board shall refer all students placed with the Provider to the CPSE to consider termination of the current placement and recommendation of a new placement. Termination of this Agreement will not occur until new placements have been recommended for all students.

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(2)  In the event that termination is based upon any of the specific causes or reasons set forth in paragraphs 6 or 10, the terms and conditions of those paragraphs shall apply.

(3)  At the discretion of the Board, terminations in accordance with subparagraphs (1) or (2) above may be limited to the provision of Services furnished in accordance with one or more of the Attachment(s) to the Agreement.

3. SERVICES

(a)  The Agreement is a non-exclusive requirements agreement for the Services provided by the Provider hereunder. The Provider shall furnish the Services described in the Attachment(s) annexed to the Agreement. All Services shall be provided in accordance with the terms of the Agreement and all applicable laws and regulations governing the provision of Services for preschool students with disabilities. In addition, all bilingual special services or programs and/or SEIT services provided by the Provider must be provided in accordance with the Provider's SED approved Linguistic and Cultural Diversity Plan or approved bilingual program.

(b)  The Provider may commence the provision of Services for a preschool student with a disability effective only on or after the date the Provider was authorized to provide such Services by the Board, pursuant to the procedures described in the SOPM.

4. PROCESSING OF PAYMENTS - PAYMENT ADJUSTMENTS

(a) Processing of Payments

(1)  The Board shall process payments to the Provider in accordance with the schedule(s) stated in the applicable Attachment(s). Such payments shall be deemed to be prospective payments only and shall in all cases be made without prejudice to the Board's rights to recoup or demand repayment of sums paid by the Board in excess of the amounts subsequently determined by the Board to be due and owing to the Provider as a result of reconciliation of tuition rates by SED; adjustment of enrollment by the Board pursuant to (b)(2)(C)  of this paragraph or pursuant to paragraph 14; and/or in accordance with the term and conditions of this Agreement.

(2)  The Board is only obligated to process payments to the Provider for the provision of Services to approved students during their established period of enrollment, and in accordance with the terms and conditions of the Agreement.

(3)  Where Services are provided for any period less than one school year, any amounts to be processed for payment for the provision of Services shall be prorated in accordance with the method set forth in the applicable Regulations of the Commissioner.

(4)   In no event shall the Board process payments to Provider which submits data for requests for adjustments after the expiration of the Statute of Limitations for: (i) submission of claims to the SED for the particular school year (currently established as three years from the close of the school year during which such Services were rendered and subject to amendment by law); and/or (ii) for rate changes resulting from SED's actions (currently established as one year from the close of the school year in which the rate change was made subject to amendment by law), absent written or electronic proof of Provider's timely submission of the same data or information prior to expiration of the applicable Statute of Limitations.

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(b) Payment Adjustments

(1) General Provisions

(A)  The Board shall process any adjustments submitted by the Provider which are supported by information and/or documentation which can be verified by the Board, consistent with this subdivision.

(B)  Any and all information that the Provider submits to the Board for the purposes of an adjustment must be submitted to the Board in written form, either by E-mail, electronic Certified Monthly Roster (CMR), or certified mail, return receipt requested during the course of the school year in question, or, in person during the adjustment process described in subparagraph 4(b)(2)(C) below.

(C)   Supporting submissions that the Provider wishes to make relating to student specific data and /or information, or reimbursement rate(s) for Individual Evaluations or translations, shall be made to the CPSE.

(D)   Supporting submissions that the Provider wishes to make relating to the tuition rate for special classes, special classes in integrated settings or SEIT services, and/or any payment amounts shall be made to the Non Public School Payables (NPSP).

(E)  Any adjustments due to the parties under the terms of the Agreement that are not processed by the NPSP prior to the termination of the Agreement shall remain an obligation of the respective party that survives the Agreement.

(F)  All adjustments made to any payments processed under the Agreement during the current school year shall be documented and described in writing at the time they are made 3by submission of an Electronic Certified Monthly Roster (CMR).

(2) Types of Adjustments

(A) Reasons for Adjustments during and post the current school year. The Board may adjust any payments to reflect:

(i)	computational errors or other errors determined to exist in student specific; data

(ii)	changes in the tuition rate for special classes, special classes in integrated settings or SEIT services, or reimbursement rates for Individual Evaluations or translations, in accordance with the provisions of this paragraph;

(iii)	payments made to the Provider by SDOH or any other public or private entity for services furnished hereunder except as provided in subparagraph 5(b)(2) of this Agreement;

(iv)	changes in a student's approval status

(B)    Prospective payment adjustments made by NPSP relative to an approved student's first and last date of enrollment shall be based on the monthly enrollment data submitted to the NPSP pursuant to the appropriate Attachment to this Agreement, and shall be reflected in the Provider's next regularly scheduled payment as described in the Attachment or as soon as possible thereafter following the submission of the enrollment data. NPSP will reconcile no less than the second month following the Provider's submission of adjustment pursuant to subparagraph 14(c)(2). NPSP's obligation to adjust payments to this paragraph is subject to the Provider’s submission of enrollment data in the format specified by NPSP,

(C) Final Student Register Adjustment.

(i)   On or before September 15 of the subsequent school year, the NPSP will furnish to the Provider on a designated Web Site (1) a student register detailing student-specific enrollment and FTE, payment summaries and/or other necessary information, based on payments processed by NPSP for Services provided during the prior school year ("CAFS Student Roster"); and (2) a cover letter, which will contain instructions and deadlines regarding the process of reconciling and closing the Board's payment accounts and records relative to the close of the Board's fiscal year. No changes will be made to the student register prior to the Provider's review and electronic submission of changes or by meeting with NPSP staff.

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(ii)  The adjustment process shall afford the Provider sixty (60)) days from the date of the CAFS Student Roster cover letter to (1) review the CAFS Student Roster and (2) meet with the CBST and/or NPSP in order to present documentation to support any claimed discrepancies with respect to the information contained in the CAFS Student Roster. Upon the conclusion of that review, but no later than sixty days from the date of the CAFS Student Roster cover letter, the Provider shall submit a "Revised Student Roster" which contains deletions, additions or amendments to the CAFS Student Roster, if any. The Revised Student Roster must be submitted electronically and by a certified hardcopy in the format provided by NPSP. The Provider shall comply with the instructions and deadlines stated in the adjustment letter as if fully set forth in the Agreement.

(iii) The Revised Student Roster will be reviewed by NPSP within forty-five (45) days of submission by the Provider. The review will result in a Reconciliation Report being furnished to the provider by mail with return receipt requested or via web site posting. Within ten (10) days of posting or receipt, the Reconciliation Report will be finalized by NPSP unless a final determination is pending review by NPSP. The NPSP shall thereupon process any payments due to the Provider or elect to begin recoupment of overpayments in accordance with the immediately succeeding subparagraph.

(iv) The payment process between the NPSP and the Provider shall be deemed final and closed for that school year, except as provided in 4(c) below.

(a)   Except as noted in the immediately succeeding subparagraph (b) the NPSP is not obligated to make payment adjustments based on information and documentation received later than sixty (60) days following the date of the CAFS Student Roster cover letter described in this subparagraph.

(b)   If the NPSP proposes to make any adjustments based upon a subsequent student register containing information not included in, or contradictory to, the final student register", any information or documentation submitted by the Provider in regard to the newly included information shall be deemed timely if submitted within 45 days of receiving the new CAFS Student Roster.

(v) With respect to any amounts due the Board under this subparagraph, the Board may immediately elect to (a) recoup said amounts received in excess from any payments due the Provider from the Board; or (b) require immediate repayment to the Board of any amounts received in excess. The NPSP's posting of the Reconciliation Report in accordance with 4(b)(2)(C)(iii) above shall give the Provider opportunity to present, and the Board shall duly consider, information pertinent to the Board's election; provided, however, that determination of the final repayment method is within the sole discretion of the Board. With respect to any amounts due the Provider under this subparagraph, such amounts shall be reflected in the Provider’s next regularly scheduled payment as described in the Attachment or as soon as possible thereafter following determination of the amount of the adjustment.

(c)   Changes in the Tuition Rate for Special Classes, Special Classes in Integrated Settings or SEIT Services

(1)  All amounts paid on the basis of the tuition rate for Special Classes, Special Classes in Integrated Settings or SEIT Services shall be subject to retroactive adjustment following establishment by SED of a different tuition rate based upon reconciliation, audit, or other established regulatory procedure.

(2)  (A)  The tuition rate for Special Classes, Special Classes in Integrated Settings or SEIT Services shall be subject to upward or downward adjustment based upon: (i) subsequent changes by SED in the tuition rate or SEIT rate made in accordance with the provisions and methodologies of §200.9 of the Commissioner's Regulations; and (ii) a determination of the Provider's actual, allowable and necessary per capita costs, all as found by a post school year audit conducted by the SED or by the Board, in accordance with Education Law §4410(11)(c), which results in a subsequent tuition rate for Special Classes, Special Classes in Integrated Settings or SEIT Services determined by the Commissioner.

(B) Where the tuition rate is decreased and the NPSP intends to recover any amounts paid in excess of the previous rate, unless the NPSP's notice of the decrease is based upon information received from the Provider, the NPSP shall notify the Provider at least two (2) weeks prior that a recoupment will be made, to give the Provider an opportunity to present, and the Board shall duly consider, information pertinent to the Board's election in accordance with subparagraph (b) (2) (C)(v); provided, however, that determination of the final repayment method is within the sole discretion of the Board.

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(C)Where the tuition rate is increased, the payment procedures shall be adjusted to reflect the new rate within thirty (30) days of the NPSP's receipt of notification by SED of the rate change and the effective date of such rate change (the Rate Notification) in addition the Provider is obligated to inform the NPSP in writing of any SED rate changes within thirty (30) calendar days of receipt from SED of such notification.

(d)  Payments by the Department of Health

In the event that the SDOH, or any public or private agency, pays tuition or makes any other payment to the Provider for the provision of the services specified in a student's IEP, such amount shall be reimbursed to the Board in accordance with the procedures described in subdivision 4(b)(2)(C) above. However, such shall not constitute an adjustment of the tuition rate established by the Commissioner. The Provider shall give immediate written notice of its receipt of such payments to the NPSP.

5. MEDICAID PAYMENT/REIMBURSEMENT

(a)   The Provider shall report all special services and programs and/or individual evaluations that are paid by or reimbursable through Medicaid in a manner and format that is approved and supplied by the Board.

(b)  SDOH Forms

(1)     The Provider shall provide the Board with duly executed "Agreement" and "Statement of Reassignment'' forms, and or any other forms, in such manner and format that is approved and supplied by the SDOH.

(2)     Except as otherwise stated immediately below in subparagraph 5(b)(3), the provisions of subparagraph 5(b)(1)  shall not apply where the Provider, pursuant to Article 28 of the New York State Public Health Law, is a Medicaid provider that is authorized to submit claims for payment for the provision of special services and programs, provided pursuant to the Agreement, directly to SDOH.

(3)  Notwithstanding the provisions of the previous subparagraph 5(b)(2), if with respect to billing for Medicaid-funded special services or programs, an amendment to Article 28 of the Public Health Law or any other applicable law or regulation shall be adopted, or a revision to the policy of SDOH shall be implemented, such that the Board, rather than the Provider, shall be charged with the primary responsibility for direct billing for the provision of such special services or programs, the Provider, upon receipt of written notice from the Board of such amendment or revision, shall hereafter fully comply with the provisions of subparagraph 5(b)(1).

(c) Record Maintenance

(1)  The Provider will maintain the following documentation, in a readily available manner and place, for purposes of onsite fiscal audit pursuant to Education Law §4410(11)(c) and/or contract compliance review of the Provider by the Board, the SDOH and/or SED, relative to special services and programs paid by or reimbursed through Medicaid: (A) copies of all related service attendance reports; (B) the name, social security number, copy of license, credentials, and the actual therapeutic weekly service schedule, of each provider of special services and programs; (C) copies of all CPSE generated documents, including the students' IEPs, requiring the Provider's provision of special services and programs, or evidence that such documents have been requested, but not received, by the Provider; (D)    prescriptions/order/authorization for service, as provided by the CPSE,the student's physician or other licensed prescribing professional in the course of the provision of any special services and programs, establishing the medical necessity for the provision of such related service{s); and (E) all provider notes which document the provision of any special services or programs provided by the Provider (F) dates the child received a health related support service and/or evaluation, (e.g. physical therapy, speech therapy, occupational therapy, skilled nursing services and/or counseling and transportation, as applicable); (G)  documentation that each service session was verified as delivered by the signature of the service provider; (H) copy of the student's IEP; (I) copies of all progress reports required by paragraph 16 of this Agreement for each service provided.

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(2)   The Provider shall retain all documents required by this paragraph in accordance with paragraph 11 of the Agreement.

(d)  Quality Assurance Review

The Provider may request that the SDOH conduct a Quality Assurance Review of the Provider's records, in order to ensure the accuracy of the information that it provides to the Board with respect to the provision of special services or programs that are paid by or through Medicaid. The Board shall assist the Provider in the making of such a request. If the SDOH so requests, the Board will provide the SDOH with assistance relevant to this subparagraph. The Provider shall fully comply and cooperate with any Quality Assurance Review that is conducted by the SDOH.

(e)  Liability

If, as a result of the Provider's willful or negligent failure to comply with the requirements of this paragraph, the Board, following an audit by the SDOH, is required to refund or forgo the receipt of any funds, or suffers any loss of funding that would be otherwise due the Board in its capacity as a Medicaid Provider, the Board shall, upon written notice given thirty {30) calendar days in advance, begin to recoup such refund or loss from any payments due to the Provider under the terms of the Agreement. The Provider's liability in this regard, and the Board's right to recoup such funds, shall survive the termination of the Agreement provided that the Board has furnished the Provider with notice no later than ninety (90) calendar days after receiving notice of the loss of such funding.

6. TERMINATION OF AGREEMENT

(a)  General Provisions

(1)   In the event that the Agreement is terminated for any of the reasons stated in this paragraph 6 or by operation of law, (A) the Provider shall be entitled to only the portion of the full cost of the Services provided up to and including the effective date of termination; (B) the Provider shall return to the Board any advance payment(s) received for the portion of the school year subsequent to the effective date of termination; and (C) the Provider shall return to the Board any other overpayments that are due under the terms of the Agreement.

(2)    A notice of termination may be limited to the provision of Services furnished in accordance with one or more of the Attachment(s) to the Agreement.

(3) Prior to terminating the Agreement the Board shall refer all students placed with the Provider to the CPSE to consider termination of the current placement and recommendation of a new placement. Termination of this Agreement will not occur until new placements have been recommended for all students.

(4)   If it is finally determined in any legal proceeding(s) that any approved student was properly provided Services by the Provider beyond a particular termination date, the Board shall notify the Commissioner of the continuance of said student(s) in program and the Board shall process payment to Provider for said period, as provided by the Agreement.

(5) Copies of the notices described in this paragraph 6 shall be simultaneously sent to the Commissioner.

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(6) All notices of termination shall be sent by certified mail, return receipt requested.

(7)  It is agreed that the Board and the Provider retain all their rights at law and in equity in the event of a material breach of the Agreement by the other party.

(b) Specific Cause for Termination

(1)    In all instances except those specified in paragraph 10(a)(3), if the Board shall determine that the Provider has materially defaulted in the performance of any of its obligations hereunder the Board shall give notice of such determination to the Provider. The Provider will have thirty (30) calendar days in which to reply to such notice. Within the said thirty (30) calendar days, representatives of the Provider and the Board shall meet to review said determination. If after such review, or if the Provider fails to timely reply, and the determination of the Board remains that the Provider has materially defaulted in the performance of any of its obligations hereunder, the Board shall immediately refer the student(s) placed with the Provider to the CPSE for a decision to terminate the placement. Termination of this Agreement shall be effective as of the date of the CPSE recommendation(s) to terminate the student(s') placement(s).

(2)  Notwithstanding anything to the contrary stated in the Agreement, in the event that: (A) appropriate governmental authorities, upon inspection of the Provider's offices(s) or facilities wherein any services are provided pursuant to the Agreement, determine that there are violations of applicable building codes or other governmental laws, regulations or ordinances which constitute(s) an imminent hazard to the health and safety of the student(s); or (B) the Provider, or any of its staff takes or fails to take any action(s), which constitute(s) an imminent hazard to the health or safety of the students, the Board may terminate the Agreement upon two (2) calendar days notice to the Provider and the Provider will immediately refer students to the CPSE for appropriate alternative placement recommendations. Such termination shall be effective as of the date specified in the notice.

(3)   Notwithstanding anything to the contrary stated in the Agreement, in the event the Provider shall be unable or unwilling to comply with federal, State, or local laws and/or regulations applicable to preschool students with disabilities enrolled in approved programs, or with the SOPM (except as otherwise stated in paragraph 22 of the Agreement), the Provider shall immediately notify the Board and the Commissioner of this fact. Upon the receipt of such notice, all enrolled students shall be immediately referred to the CPSE for termination of services by the Provider and recommendation for services by another provider. This Agreement shall be terminated upon the CPSE's termination of the student(s') placement(s) with the Provider

(4)  In the event that the Commissioner withdraws approval or conditional approval for the Provider to provide Services for preschool students with disabilities, the Agreement shall be deemed to have terminated as of the effective date of such withdrawal of approval.

(c)  Provider's Cessation of Operations

(1) In the event that the Provider intends to cease operation of any or all programs or services at any site, the Provider shall give notice of such intention to the Board and SED, as stipulated in Section 200.7(e) of the Commissioner's Regulations, and to the OFFICE of PUPIL Transportation ("OPT") not less than ninety (90) days prior to the intended effective date of such action. The Provider shall include a correct copy of the most recent CMR with such notice. Upon cessation the Agreement, or in the case of a partial cessation of some programs or services then that portion of the Agreement, shall be deemed to have terminated in accordance with subparagraph 6(a) above.

(2)   No later than ninety (90) days prior to the effective date of the cessation of operations, the Provider shall comply with all the Regulations of the Commissioner regarding inventories, equipment, books and supplies. All inventoried items shall thereafter be transferred in the manner determined by the SED and the Board. Failure to comply with this subparagraph shall entitle the Board to suspend any payments due the Provider.

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(3)  The Provider hereby certifies that promptly following cessation of operations, and in no event later than sixty (60) calendar days following the later of cessation of operations or the receipt of a final student register from NPSP, a final CFR will be submitted to the SED and to the OAG, and that no assets of the corporation will be transferred, nor will the corporation be dissolved, prior to the filing of the final CFR and settlement of final claims with the Board. In the case of a sole proprietorship or a proprietary corporation, the Provider's owner(s) shall be personally liable, to the extent permitted by law, for any disallowance of State or Federal funds incurred by the Board as a result of a non-submittal of the CFR or any adjustments based upon SED's issuance of a reconciliation rate, if the assets are transferred or the corporation is dissolved prior to the settlement of final claims with the Board. The obligation of personal liability, if any, shall survive the Provider's cessation of operations and the termination of the Agreement. In the event that the Board incurs any disallowance of State or Federal funds as a result of a non-submittal of the CFR or any adjustments by a not-for-profit Provider, the Board shall notify the New York State Attorney General Office of Charities Regulation that a lien against transfer of any assets or dissolution of the corporation should attach pending settlement of the claims of the Board.

7. INSURANCE - INDEMNIFICATION

(a) The following terms, conditions and specifications shall prescribe and govern the Provider's obligations with respect to insurance for all general and particular intents and purposes under the Agreement.

(1) The Provider shall obtain all required insurance coverage from insurers possessing an AM BEST rating of at least A-7 or a Standard & Poor's rating of at least AA.

(2)  On or before the date of the Provider's execution of this Agreement, the Provider shall submit to the Board evidence of the insurance specified herein together with all supporting documentation to the attention of NPSP reasonably deemed necessary by the Chancellor or his/her designee(s). The Provider shall transmit certificates of insurance to the NPSP or at the request of NPSP copies of the insurance policies. The Board's receipt of such policies and certificates shall be a condition precedent to any payment by the Board to the Provider under this Agreement. Furthermore, the Provider shall transmit an informational copy of this Agreement to its insurance carrier(s) together with a cover letter(s)-the cover letter(s) shall identify the Provider's insurance policy(ies) and/or account number(s)-that alerts and informs the carrier(s) of the existence of this Agreement and the particular insurance provisions contained herein.

(3) The Provider shall arrange with its carrier(s) to have the Board and the City of NewYork each appear as an additional insured party on its commercial general liability and umbrella policies and certificates of insurance shall indicate the additional insured status for all required coverage. The Board shall be a certificate holder for all other policies.

(4)   The Provider shall not obtain or use any insurance policy(ies) or contract(s) for purposes of this Agreement that contains any endorsement exclusions relating to the additional insured's egligence, relating to the maintenance, use and operation of the additional insured's realty or personalty, or relating to any other activities by the additional insured that arise from, or in the context of, this Agreement.

(5)  The Provider shall maintain the hereinafter-prescribed levels of insurance coverage throughout the Term of this Agreement (including, but not limited to, original, additional, renewal and extension periods):

(A)      Commercial general liability insurance coverage on an occurrence basis, for bodily injury (including, but not limited to death, sickness, disease, impairment and corporal punishment), property damage and personal injury, caused directly or indirectly by any negligent act(s) of commission or omission of the Provider and/or the Provider's agents, servants, employees, owners (including, without limitation, parent and over- parent entities), partners (including, without limitation, general, limited, silent and apparent partners), directors, officers, elected or appointed officials, members, subProviders, subProvider employees, volunteers, invitees, licensees, designees, assigns or any other representatives. The liability limit under this commercial general liability insurance coverage shall be in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence. If more than one premises is insured under Provider's policy any aggregate limit shall apply separately to each of Provider's insured premises.

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(B)   School Board or School Leaders errors or omissions, or Directors and Officers liability insurance or its equivalent in an amount not less than One Million Dollars ($1,000,000.00).

(C)    Worker's Compensation Insurance with the statutory benefits and Employers Liability as required in the State of New York. If outside New York, Employers Liability insurance with coverage of not less than One Million Dollars ($1,000,000.00).

(6)       Provider shall require independent contractor medical professional to maintain professional malpractice liability insurance coverage in an amount not less than One Million Dollars ($1,000,000.00) each claim and aggregate for any injury or damage that is in any way connected with or related to this Agreement.

(7)       Required Rider Provisions. The Provider shall ensure that every policy for all of the insurance coverage required pursuant to this Agreement shall contain the following provisions via an endorsement attached to every such policy:

(A)     Any and all notices that the insurer(s) shall provide to the Board shall be addressed to the Chancellor or his/her designee(s) at the address stated in paragraph

23 below.

(B)      The Provider's insurance policy(ies) or contract(s) shall not be terminated, revised, modified or otherwise changed in such a manner as to reduce or limit the Provider's coverage for any services under this Agreement in any way, unless the affected insurer(s) shall have provided at least thirty (30) calendar days advance written notice to the Chancellor or his/her designee(s) regarding such termination, revision, modification or other change. If an insurer(s) notifies the Board of the termination of any required coverage, the Provider shall provide written evidence, e.g., a new certificate of insurance, before the effective date contained in such notice(s) that the affected insurance coverage has been fully replaced. If an insurer(s) notifies the Board of any non-termination revision, modification or other change that causes the Provider's insurance coverage to be out of compliance with the requirements of this Agreement, the Provider shall cure such non-compliance before the effective date contained in such notice(s).

(8)      The minimum coverage limit amounts and types of insurance coverage expressed in this Agreement shall not be construed in any manner whatsoever to limit the nature and/or extent of the Provider's responsibility and liability under this Agreement to protect, defend, indemnify and hold harmless the Board as hereinafter provided.

(9)       If professional or errors and omission liability insurance has been issued on a "claims made" basis, the Provider must comply with the following additional conditions. The Provider must either:

(i)      Agree to provide certificates of insurance evidencing the above coverages for a period of two years after final payment for the contract. Such certificates shall evidence a retroactive date, no later than the beginning of the Providers' work under this contract, or

(ii)     Purchase an extended (minimum two years) reporting period endorsement for the policy or policies in force during the term of this contract and evidence the purchase of this extended reporting period endorsement by means of a certificate of insurance or a copy of the endorsement itself.

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(b)      INDEMNIFICATION. The Board and the Provider do hereby agree that each party shall be solely responsible for each party's own acts and omissions as well as the acts and omissions of each party's own agents, servants, employees, owners (including, without limitation, parent and over-parent entities), partners (including, without limitation, general, limited, silent and apparent partners), directors, officers, elected or appointed officials, members, subProviders, subProvider employees, volunteers, invitees, licensees, designees, assigns or any other representatives. The Provider shall protect, defend, indemnify and hold harmless the Board and the City of New York from and for any and all vicarious claims, damages and any and all other forms of liability arising from, or in connection with, any negligent act(s) of commission and/or omission of the Provider and/or the Provider's agents, servants, employees, owners (including, without limitation, parent and over-parent entities), partners (including, without limitation, general, limited, silent and apparent partners), directors, officers, elected or appointed officials, subProviders, subProvider employees, volunteers, invitees, licensees, designees, assigns or any other representatives. Likewise, the Board shall protect, defend, indemnify and hold harmless the Provider from and for any and all vicarious claims, damages and any and all other forms of liability arising from, or in connection with, any negligent act(s) of commission and/or omission of the Board and/or the Board's agents, servants, employees, directors, officers, elected or appointed officials, members, volunteers, invitees, licensees, designees, assigns or any other representatives.

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8. PROVIDER STAFF

(a) General

All staff members, employees and independent contractors of the Provider shall be deemed staff members, employees and independent contractors of the Provider for purposes of the Agreement, and the Provider alone shall be responsible for their work, personal conduct, direction and compensation. Provider shall maintain a complete and updated roster of all staff and consultants providing direct and indirect services to students and shall list their names, titles and whether services provided are direct or indirect. Providers with more than one site shall maintain site specific rosters. The foregoing information shall be submitted to the Board upon request.

(b)  Service Provider Qualifications

(1)    All staff members, employees or independent contractors providing Services hereunder shall be appropriately certified or licensed to the extent required by applicable law and regulation.

(2)    Where applicable, the original documents evidencing state certification and/or licensure for all pedagogical personnel, and the licenses, certificates and permits required under federal, state and local laws and regulations shall be required to be presented by new employees to the Provider, prior to the commencement of employment. The Provider, or its contracted agent, shall initial and date a copy of the aforesaid documents. All such documentation shall be available for inspection during school hours at the principal offices of the Provider or at the program site, whichever location the Provider shall have determined for the maintenance of employment records.

(3)  The aforesaid certification and/or license requirements shall not be applicable to any employees who are covered by relevant waivers or variances issued under applicable federal, state and local laws or regulations.

(c)  Supervision of Students

(1)  In accordance with the Commissioner's Regulations, all Services shall be provided by appropriately licensed or certified personnel. Students shall be under the direct supervision of such personnel from the time that they arrive at any facilities operated by the Provider through their time of departure.

(2)   Unless the Provider has received a variance from SED, all personnel who spend twenty-five percent (25%) or more of their time in an educational supervision role, or who are responsible for teacher training and observations, shall be certified in School Administration and Supervision/School Building Leader to the extent required by the Commissioner.

(3)   Staff records, including certificates, schedules, and written evaluations shall be available for inspection, to the extent permitted by law, at the site where a staff member is assigned; provided, however, that where it is impossible to maintain the confidentiality of evaluations, the Provider may request a variance from this requirement from the Board.

9. STUDENT SUSPENSION

(a) Under no circumstances shall a Provider discharge a student from the provision of special services or programs and/or SEIT services, pursuant to this Agreement, except upon express consent of the Board and in compliance with all applicable laws and regulations.

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(b)  Student Suspension: The suspension of preschool students with disabilities shall be governed by applicable federal, state and local laws and regulations governing the discipline of students with disabilities and the Provider represents that it has in current force and effect a disciplinary policy and disciplinary procedures that conform to the requirements of those laws and regulations including but not limited to Education Law §3214 and Part 201 of the Commissioner's Regulations. (This section shall not apply to children excluded from attendance due to lack of age-appropriate immunizations, for which the Provider shall follow the procedures in paragraph 21.)

(I) The Provider shall cooperate with the Board with respect to the conduct of any CPSE review meetings, manifestation determinations or impartial hearings regarding disciplinary matters. Such cooperation shall include but not be limited to the following: (1) consultation with the appropriate representatives of the Board; and (2) after such consultation, provision of a staff member with either direct knowledge of the student, or sufficient knowledge of same, such that the staff member will able to effectively participate in the CPSE review meeting, manifestation determination or impartial hearing.

9A. VOLUNTARY WITHDRAWAL/DISCHARGE

(a)  Voluntary Withdrawal: When a student is voluntarily withdrawn from the Provider school, for any reason by the parent or person in parental relation, the Provider shall notify the NPSP and the CPSE in writing, by regular mail, within five (5)  days of such withdrawal. Said notification shall include a statement signed by the parent setting forth the reason for the withdrawal where possible

(b)  Discharge: If, after due diligence, the Provider is unable to obtain information regarding the student's absence/failure to establish enrollment, the Provider shall submit a Request for Determination Regarding Student Status/Notification Regarding Student Absence Without Establishing A Legal Absence Form (RDNA) in such form and manner as shall be specified by the CPSE, signed by the Provider, setting forth the reason for the student's absence without establishing a legal absence /failure to establish enrollment, if known, and the attempts which had been made to obtain the information regarding the student's absence without establishing a legal absence/failure to establish enrollment. Upon receipt of such RDNA the CPSE will confirm the date of discharge. In any event the Provider shall not be entitled to receive payment for the provision of special education services or programs for the portion of the school year after which such Board confirmed discharge occurs per the RDNA and shall reimburse the Board for any advance payments received for the portion of the school year occurring after the withdrawal/discharge. In addition Provider shall simultaneously notify the Office of Pupil Transportation (OPT) of said withdrawal/discharge.

10. ANNUAL CERTIFIED FINANCIAL STATEMENTS

AUDITS

(a)  Consolidated Fiscal Reports

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(1) The Consolidated Fiscal Report ("CFR") and certified financial statements, including attachments, that the Provider is required to submit to the SED pursuant to §200.9 of the Commissioner's Regulations, regarding its provision of services under the Agreement shall be simultaneously submitted to the OAG. Additionally, the Provider shall notify the Board in writing of any filing extensions granted or permitted by the SED with respect to any CFR, which notice shall include any written documentation provided to, and by, the SED in connection with and in confirmation of such extension(s).

(2) Within 30 days past the CFR filing deadline, Provider shall submit a format specified by the OAG,the following information relative to the FTE/sessions reported in the CFR for each program.

(A) the total number of students (Board plus other counties' students, if any) in each special education program.

(B) the total number of Board students that were enrolled in each special education program. (Note: This number may be the same as the total number of students reported in (A) above, if the Provider enrolls only Board students); and

(C) student-specific enrollment information for each Board student (student's name, OSID number, SED program code); and

(D)   the equated full-time equivalent enrollment or sessions (in the case of SEIT program) for each Board student and separately, the aggregate equated full time equivalent enrollment/sessions for other counties (if any) per program.

(3) The FTE/sessions information submitted to the OAG in compliance with the above will be reviewed by the Board and compared with the FTE/sessions that were reported in the Revised Student Roster and upon which a final Reconciliation Report was issued by NPSP for the same school year. (See paragraph 4(b)(2)(C), above). Pursuant to its agreement with the SED, in the event that a discrepancy between the reported numbers is identified, the Board will forward that information to the SED for its consideration in setting the tuition rate.

(4) Notwithstanding anything to the contrary in this document, if the Provider fails to submit any CFR with attachments and/or related FTE disclosure referred to in (2)(A)- (D) above, to the Board (OAG) and SED, in accordance with the provisions of this paragraph 10:

(A) The Provider's failure to submit the required CFR shall entitle the Board to suspend payments upon written notice to the Provider by the Board through the OAG that the CFR is past due and must be submitted within the time stated in the written notice.

(B) The Provider's failure to use good faith to rectify the situation within a reasonable period of time following the suspension of payments shall be deemed to be a material breach of the Agreement, for which the Board shall provide a ten (10) calendar day notice of termination. Such termination shall be governed by the procedures set forth at paragraph 6(a)(3) of this Agreement.

(b)  Audits and Contract Compliance Review

(1)   The Board, the City Comptroller, the SED and the State Comptroller, or their authorized representative(s), shall have the right to conduct a fiscal audit pursuant to Education Law §4410(11)(c) and/or a contract compliance review of the Provider. Access to property, personnel and records, subject to student confidentiality requirements, related to the Provider's approved programs and services shall be provided during an audit or contract compliance review. Access applies to records of all direct and indirect program costs charged to approved programs and services, including all records maintained by the Provider necessary to substantiate the information contained in the CFR. If costs charged to the approved programs or services were shared with other programs, whether public or private, the Board reserves the right to review records evidencing total costs and the basis for the allocation among programs. Providers are required to submit upon request records pertaining to the all costs, whether allocated or otherwise, including, but not limited to general ledgers, invoices, bills, cancelled checks and bank statements, payroll and service records, tax forms and filings, leases, mortgages, agreements, loan documents and credit transactions. The parties acknowledge that tuition rates and adjustments to tuition rates are set by SED.

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(2)   The Board may conduct a fiscal audit pursuant to an audit program and plan approved by the Commissioner and/or a contract compliance review of the Provider's enrollment, attendance and other school records, subject to student confidentially requirements, that document the provision of Services hereunder, and financial statements or tax returns with regard to the allowable costs and expenses either allocable or directly chargeable to the services to be provided hereunder. If an audit is conducted pursuant to Education Law §4410(11)(c) it shall be conducted in conformance with generally accepted auditing standards. In conducting its audits or reviews, the Board may make site visits at any time without prior notice, provided that the visiting Board personnel first report to the Provider site office and make their presence known. It is understood that such visits may take place whether or not the Director of the Provider is present and available.

(3)  In connection with such examinations or audits, all financial statements CFRs and other accounting and/or fiscal records, required by the SED to determine the tuition rate, for Special Classes, Special Classes in Integrated Settings or SEIT Services, and/or reimbursement rate(s) for individual evaluations, allowed by the Commissioner and approved by the Director of the Budget, shall also be submitted by the Provider to the OAG. The Provider shall annex any additional information reasonably required by the Board hereunder, certified by either the Provider's chief financial officer, to the statements and records submitted to the SED. Upon request, the Provider shall provide the OAG with any requested records by registered or certified mail, return receipt requested.

(4)  Audits and reviews shall be conducted pursuant to the applicable reimbursable cost manual that has been approved by the Commissioner for the time period being reviewed. Nothing in this paragraph 10 shall require the Board to conduct any audit or contract compliance review.

(5) It is agreed that if, upon post school year audit, either conducted or approved by the SED, Provider's tuition rate for the affected school year(s) is adjusted upward by the SED, the Board shall retroactively adjust payments in accordance with the provisions set forth in subdivision 4(c)(2)(C) and pay the Provider the difference between the post audit tuition rate and the tuition rate paid by the Board for the affected school year(s) , less any prior or current year adjustment(s).

(6) It is further agreed that if, upon post school year audit, either conducted or approved by the SED, Provider's tuition rate for the affected school year(s) is adjusted downward by the SED, the Board shall retroactively adjust payments in accordance with paragraph 4(c)(2)(B) and recoup from the Provider the difference between the tuition rate paid by the Board for the affected school year(s) and the tuition rate set by the SED post audit, less any prior or current adjustments.

(7) The obligations of the parties to make any additional payments, adjust any payments, or recoup any funds expended, relative to any school year for which the Agreement is in effect, as determined by the conduct of an audit shall be subject to the following conditions.

(A)  Any amounts due the Provider for Services rendered, for which the Provider has provided supporting documentation that is verifiable in accordance with the terms and conditions of the Agreement, shall remain an obligation of the Board that survives the Agreement.

(B)  Under no circumstances shall the Board have any obligation to make any payment, or adjust previous payment, and no obligation shall be imposed upon the Board to make any payment or adjust any previous payment, for any Services rendered for which the Provider, for any reason whatsoever, has not provided supporting documentation that is verifiable in accordance with the provisions of the Agreement.

(C)  Any amounts due to the Board relative to any school year for which the Agreement is in effect, following the completion of all adjustments, and/or as may be determined by the conduct of such an audit, shall remain an obligation of the Provider and/or its successors in interest which survives the Agreement.

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(D)  Payments to the Provider made pursuant to the Agreement shall be utilized solely for those direct and indirect expenses as are attributable to the Services to be provided by the Provider hereunder.

(c)   Where Federal, State or city agencies are involved in funding programs operated by the Provider, the Provider shall:

(1) notify the OAG of the existence of, as of the date of the Provider's execution of this Agreement, and/or the initiation of after the such date of execution, any audits (financial or programmatic) commenced by any such agencies during the operation of the Agreement and/or any extensions thereof that pertain to either the Provider's provision of services pursuant to §4410 of Article 89, or the provision of any other programs located in the facilities in which the §4410 services are provided; and

(2) furnish the OAG and the City Comptroller copies any final audit reports issued as a result of any audit described above in subdivision (c)(1).

(d)  The rights afforded and the obligations imposed upon the parties under this paragraph 10 shall survive the Agreement.

11. RETENTION OF RECORDS

(a) Except as otherwise directed by the Board or otherwise required by applicable laws, rules or regulations, the Provider shall retain all books and records required hereunder, for the time periods hereinafter prescribed, including, without limitation the following:

(i)        all cost and accounting records and enrollment/attendance records shall be retained for seven (7) years after the end of the reporting year. Information relating to the acquisition of fixed assets, equipment, land or building improvements and any related financing arrangements and grants must be retained as long as the facility is used by any educational program the Provider operates if this period exceeds seven years as required by Commissioner's Regulations Part 200.9(d)(3);

(ii)       staff records and employee certifications shall be retained for nine (9) years after the end of the Term of the Agreement, or until nine (9) years after the termination of the Agreement and may be maintained electronically to the extent permitted by federal law;

(iii)      staff (pedagogical and non-pedagogical) attendance, service and time records shall be retained for nine (9) years after the end of the Term of the Agreement, or until nine (9) years after the termination of the Agreement;

(iv)       IEPs individual student files and student health, clinical, education and attendance records shall be retained in the manner prescribed by Schedule ED-1 (Appendix I of Title 8 of the Codes, Rules, and Regulations of the State of New York).

Subject to applicable laws and regulations governing the confidentiality of student records, the Provider shall make all books and records available to the Board, the SED, the State Comptroller, and the City Comptroller, or their authorized representatives, for review and audit and desk review pursuant to Section 10 of this Agreement, at such times during business hours as they may request. In a review or audit conducted by the Board and upon request, the Board shall provide written verification that the individuals requesting books and records are in fact Board authorized representatives.

(b)  At the conclusion of the required retention period, or no later than ninety (90) days prior to the Provider's cessation of operations, the Provider shall contact the: CBST for instructions regarding the disposition of all student records; and the OAG for instructions regarding the disposition of financial and all other records.

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12. SITE VISITS

Nothing in this Agreement shall limit the authority of the Board, through its CPSE, to conduct on- site observations of student performance for the purpose of initial or subsequent determination of services and placement required pursuant to applicable law and regulation. Such visit(s) may be made at any time without prior notice, provided that the visiting Board personnel first report to the Provider site office and make their presence known. It is understood that such visits may take place whether or not the Director of the provider is present and available.

13. FACILITIES

(a)  Modification of a Facility

If Provider operates, by ownership or by lease, a facility in which the Provider furnishes special class, special class in integrated settings, or SEIT services hereunder, the Provider shall comply with the requirements and timelines of the Commissioner's regulations in regard to: any major modification of a facility, structural addition to a facility, or change in the Certificate of Occupancy of a facility. If the modification, structural addition or change was for the purpose of a programmatic change for any of the services under this contract provided at the facility, the Provider shall promptly notify CBST when program approval has been issued by the SED.

(b) Relocation to New Facility

If a Provider plans to relocate any services under this contract to a new facility, the Provider shall:

(1)  notify CBST and the Office of Pupil Transportation ("OPT') of the general location of the planned change, specifically whether the planned relocation will be within the same school district and/or within the same borough;

(2)  comply with all Commissioner's regulations regarding relocation, such as facility approval, program approval, building permits, Certificate of Occupancy, and similar regulatory requirements;

(3)  notify CBST, at the earliest known time, of the anticipated transition timeframe, and plan cooperatively with CBST for any changes in children's IEPs, program recommendations, or transportation approvals, which may be necessary, upon receipt of final program and/or facility approvals from the SED, promptly notify CBST.

(4)  upon receipt of final program and/or facility approvals from SED, promptly notify CBST

(5)  notify OPT of location, schedule of service hours and half day schedules.

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(c) Fire Drills

The Provider shall develop and maintain on site the fire drill evacuation procedures to be used during the school year. These plans shall also be submitted for approval to the local Fire Department station responsible for the area in which the Preschool or program site is located, and the Provider shall request an annual fire inspection. Fire Department approvals shall also be maintained on site. The plan shall include the specific responsibilities of staff in fire evacuation procedures and shall be updated, if necessary, if roles change or the population served by the Provider changes. Said submitted plans or updates, as applicable, shall be available on site by November 1, of each school year that the Agreement is in effect. Fire drill and evacuation procedures are to be posted in all classrooms and instructional rooms. During each school year, the Provider shall conduct, at least, the minimum number of fire drills required by applicable State and local laws and regulations. Two (2) fire extinguishers are to be located on each floor of a preschool structure and shall be inspected two (2) times per year. One (1) smoke detector for every six (6) classes shall be located on each floor of a preschool structure and shall be installed in hallways, with a minimum of one (1) smoke detector per floor.

(d) Asbestos Abatement

(1)  The Provider represents that it is in compliance with all applicable federal, state and local laws or regulations regarding the inspection for, containment and removal of asbestos containing materials located on the premises of the Provider which is under the control of the Provider (as either owner or lesser, in whole or part) which may pose an imminent danger to any students.

(2)    If upon review of any written reports, plans or other documentation, previously provided to the Board, pursuant to a prior Agreement between the Board and the Preschool, the Board determines that an issue exists regarding the Provider's representation made in subparagraph 13(d)(1), the Board shall immediately notify the Provider of such issue by certified mail, return receipt requested. Upon receipt of such notice, the Provider shall immediately undertake all necessary steps to achieve or remain in compliance with the representation made in subparagraph 13(d)(1), such that no student is exposed to any imminent dangerous conditions.

(3) A Provider that operates a facility wherein the Provider furnishes individual valuations hereunder shall comply with subparagraph 13(d) above.

14. ATTENDANCE RECORDS

(a)   This paragraph 14 shall apply only where the Provider furnishes special services or programs and/or SEIT services. The Provider's failure to comply with any of its terms and conditions shall entitle the Board to suspend the processing of payments hereunder and/or constitute a material breach of the Agreement.

(1)   If the Board determines that the Provider has failed to comply with any of the provisions of this paragraph 14, the Board shall notify the Provider in writing of such failure and advise the Provider that it must rectify the failure within the time stated in the notice. The Provider's failure to rectify the failure within the stated time shall entitle the Board to suspend payments.

(2)  The Provider's failure to use good faith to rectify the situation within a reasonable period of time following the suspension of payments shall be deemed to be a material breach of the Agreement, and the Board shall provide notice of termination of the Agreement in accordance with the procedures set forth in paragraph 6.

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(b)  Register of Attendance

(1)  The Provider shall keep an accurate record of the attendance and absence of each enrolled student. The record of each student's attendance and/or absence shall be entered by the Provider on a daily basis in a register of attendance in a manner supplied and or approved by the Board. The register of attendance shall set forth at least the following for each student: full name; date of birth. Attendance is to be recorded and maintained in a manner that does not violate individual student confidentiality.

(2)   The administrator of the Provider shall designate a teacher or other appropriate employee to supervise the keeping of the register of attendance.

(3)  The register of attendance is a business record that shall be verified by the oath or affirmation of the person making the entries in the register of attendance. The register of attendance must be maintained at the site and made available to the Board immediately upon request.

(4)  The CMR (see subparagraphs (c) and (d) below) also require the Provider to certify that the Provider is maintaining an accurate daily register of attendance.

(c) Report of Monthly Enrollment

The Provider shall document and maintain on site the attendance of each approved student during each calendar month, or part thereof,that the Agreement is in effect. Such documentation shall be in a manner and format that has been previously supplied and/or approved by the Board.

(1) The Provider shall submit cumulative enrollment information for each child to the NPSP (by no later than the tenth (10) calendar day of the subsequent calendar month) via an electronic CMR.

(2)  If the authorization or enrollment information on the roster is incorrect as to any child, the Provider will enter and submit corrections, with the appropriate documentation maintained on site and available to NPSP if required.

(3) If an approved child's "first attend" enrollment date has not been indicated on electronic CMR within two (2) months of the authorization date for commencement of services, the student will be presumed not to have established an enrollment at the Provider and tuition payments for the child will be suspended pending documentation of an established enrollment period.

(d)  Establishment of Period of Enrollment

(1)  The Provider shall establish each approved student's actual period of enrollment by recording the student's first and last dates of attendance, or legal absence.

(2)  The Provider shall clearly document any claimed legal absence, with respect to the first and/or last date(s) of attendance, in the student's attendance record, by:

(A)   Maintaining on file a parent provided note or physician's note which states the claimed legal absence and the applicable dates of absence; or

(B)   Recording the claimed legal absence along with the basis of the Provider's information supporting the claimed legal absence in a manner and format required by the Board, and shall make a copy of such individual student records available to the OAG, upon request or in the course of an audit of the Provider's records. Provider shall maintain originals of all records referred to in this section.

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(e) Student Absence

(1)  If an approved student who has been placed with the Provider and who has not yet established an enrollment period at the Provider fails to attend within five (5) consecutive days, or SEIT service sessions, from the Board's approved authorization date for the student's placement, the Provider shall contact the parent to ascertain the reason for the absence. If the Provider is unable to establish that the student has been legally absent, the Provider shall notify the CPSE by submitting the RDNA form (Current version of the RDNA form annexed hereto as Attachment C and made a part hereof). The student's attendance record shall indicate that contact was made or attempted, the means used, the reason for said absence (if known), and its anticipated duration (if known). The attendance record shall clearly identify the name and title of the Provider employee recording such entry. Within ten (10) days of the receipt of the RDNA form, the CPSE shall advise the Provider, as to whether that student's placement may be terminated.

(2)  If a student who has already established a period of enrollment is absent, at any time during the course of the school year, for a period of five (5) consecutive days, or SEIT service sessions, the Provider shall contact the student's parent in order to ascertain the reason for such absence. The student's attendance record shall indicate that contact was made or attempted, the means used, the reason for said absence (if known), and its anticipated duration (if known). The attendance record shall clearly identify the name and title of the Provider employee recording such entry. If the Provider is unable to contact the parent, establish that the student has been legally absent, it shall notify the CPSE by submitting the RDNA form. Within ten (10) calendar days of the receipt of the RDNA form, the CPSE shall direct the Provider to retain the student on register as enrolled and notify the CPSE by a date certain if the student's absence/enrollment status has not changed by that time. If the CPSE advises the Provider that the student's placement may be terminated the Provider may make the placement available for the placement of another student to be referred.

(3) Where the student's period of enrollment is established by reason of a legal absence specified in subdivision 14(g)(1)(A) or (G) below, and the student does not actually attend at any time within twenty (20) days of the authorization date for the commencement of services, the Provider shall contact the student's parent and ascertain the continued existence and application of the claimed legal absence. The attendance record shall clearly identify the name and title of the Provider employee recording such entry. The Provider shall thereafter promptly notify the CPSE, by submitting the RDNA form, of its ability to either verify or not verify the continued existence of the legal absence. Within ten (10) days of the receipt of the RDNA form, the CPSE shall advise the Provider whether the student shall be discharged or retained as enrolled and further direct the Provider to notify the CPSE by a date certain whether there has been a change in the student's absence/enrollment status. In the event that the CPSE advises the Provider that the student's placement may be terminated, the Provider may make the placement available for the placement of another student to be referred.

(f) Legal Absence

(1)  "Legally Absent" or "Legal Absence" as defined by §175.6 of the Commissioner's Regulations shall be qualified as follows.

(A)  Personal illness or hospitalization. The Provider shall document the fact of twenty (20) consecutive school days of illness or hospitalization in the student's individual file by a physician's note or documentation of hospitalization. Such physician's notes or documentation of hospitalization shall reflect or state the exact time period of the student's absence from the special services or programs provided by the Provider.

(B)  Illness in the family preventing the physical preparation of the students for the provision of special services or programs, there being no other person living in the student's home capable of assuming the duties of the person who was ill. This type of absence shall be limited to two (2) scheduled school days and/or SEIT sessions per term.

(C)   Death in the immediate family. Such absences shall be limited to five (5) Consecutive scheduled school days and/or SEIT sessions.

(D)  Religious observances.

(E)  Unusually severe weather.

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(F)  Stoppage of transportation outside of the control of the Provider.

(G) OPT's failure to timely commence transportation services. Provided that the Provider has notified the CPSE of the Department's failure to timely commence transportation of a student to his/her recommended placement in accordance with the SOPM, the student's absence from that placement for reason of such failure shall be considered a legal absence as follows. (I) Where a student's approved authorization date to attend has been deferred to the start of the Provider's July or September term, and such attendance is pursuant to an IEP developed at least thirty (30) calendar days prior to the start of such term, the student shall be deemed legally absent as of the second day of the term. (II) In all other instances, the student shall be deemed legally absent as of the sixth (6th) day following the date on which the authorization letter was issued, or the approved authorization date to attend, whichever is later.

(H)  Such other reasons as may be approved by the Commissioner.

(g) School Calendars

(1)       The Provider shall submit, as soon as possible but not later than the beginning of the school year, to NPSP and OPT a calendar, in a manner and format that has been previously supplied and/or approved by the Board, specifying at least: (A) thirty (30) instruction days during the period of July 1 through August 31 for the July-August portion of the school year (if the Provider operates a twelve month program); (B) one hundred eighty (180) instructional days during the period September 1 through June 30 for the September- June portion of the school year; and (C) the times each daily school session begins and ends or hours of SEIT services. Subsequent calendars shall be submitted in accordance with the Board's written directive from NPSP .

(2)  The scheduling of instructional days shall be in accordance with §3604 of the New York State Education Law. For the purposes of this Agreement, an instructional day shall be defined as a school day of the minimum number of hours required by the applicable Commissioner's Regulations.

(3)  The Provider's calendar shall have the same number of school days for any of the special services or programs provided pursuant to this Agreement.

15. INDIVIDUAL STUDENT FILES

(a)   The Provider shall maintain an individual file for each student. This file shall contain a complete and current record of all aspects of the Services that the student has received, or is currently receiving. Such file shall include, without limitation, copies of all IEPs, the student's related service card, periodic progress reports reflecting the periodic progress attained in achieving short-term objectives and annual goals, all CPSE provided clinical and educational data, and other contacts as required by paragraph 16 (including all individualized notices provided by the Provider to parents in accordance with applicable laws or regulations, and the SOPM), attendance, and any health records that may be in the Provider's possession (excepting records governed by paragraph 11 of the Agreement), as well as any and all documentation prepared and maintained by the Provider with respect to special services or programs paid by or reimbursed through Medicaid in accordance with paragraph 5 of the Agreement. The Provider shall document its attempts to obtain such records and documentation from the CPSE. Said file shall be available for review, subject to applicable law and regulations governing the confidentiality of student records, at the Provider during school hours by representatives of the Board and/or the SED. Such portion of the file that is specifically related to the provision of special programs or services that are paid by or reimbursed through Medicaid shall be made available for review, subject to applicable law and regulations governing the confidentiality of student records, at the Provider during school hours by representatives of the SDOH.

(b)  Where the Provider furnishes services under either Attachments A or B, the Provider shall mail notices to the parents of all such students, in their native language if possible, by no later than December 1 of each school year that the Agreement is in effect, apprising them of their right to review all student records relating to their own child that are maintained by the Provider.

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(c)  Providers must maintain an emergency home contact form for each student including the full name; date of birth; full names of parent(s); phone number, if any; address; and emergency contacts.

(d)  The retention of individual student files is governed by the terms of paragraph 11 of the Agreement.

16. PERIODIC EDUCATIONAL AND RELATED SERVICE PROGRESS REPORTS

(1) This paragraph shall apply where the Provider furnishes special services or programs (with or without related services) and/or SEIT services hereunder. Reports for each student shall be maintained in the manner and for the duration required in paragraph 11.

(a) Frequency of Reports

Unless a greater number is required by a child's IEP, the Provider shall provide three (3) reports of progress per year for preschool students receiving 10 months special education services and four (4)  reports of progress per year for preschool students receiving 12 month special education services as required under the terms of the Regulations of the Commissioner of Education, Part 200, section 200.4 (d)(2)(iii)(c). Further, a "final" progress report is required if the student is discharged/terminated from service more than thirty (30)  days after the most recent progress report or more than thirty (30) days of service if the students period of enrollment was not long enough to have required a first progress report .

(b) Content of Reports

Progress reports must contain, at a minimum:

(i)    a review of the educational/related service(s) IEP goals and objectives and the student's current levels of performance in achieving the goals;

(ii)     a review of the educational/related service(s)  to which the report pertains, including a description of the student's response to the service and/or current levels of performance;

(iii)    the extent to which progress is sufficient to enable the child to achieve the annual goals and the extent to which that progress is sufficient to enable the student to achieve the goals by the by the end of the IEP period; and

(iv) Suggested modifications to the duration and frequency of educational/related service(s), if any, and recommended changes to goals and objectives, if any.

(c)  Distribution of Reports

Progress reports shall be distributed:

(i) to the child's parents; and

(ii) to the CPSE upon its request; and

(iii) not less than thirty (30) calendar days prior to a student's IEP review, the Provider shall forward to the appropriate CPSE the most recent educational/related service(s)reports from all teachers and related service providers for the student, for the purposes of the student's annual review.

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(2)  With respect to all students who are pending withdrawal or discharge from the Provider by reason of their attainment of age eligibility to attend the public schools in accordance with §3202 of the Education Law, by no later than April 1 or such earlier date as may be requested by the CSE, the Provider shall forward to the appropriate CSE the most recent progress report for each student and any additional reports specifically requested by the CSE and already in the student's files pursuant to this Agreement.

(3)  Nothing stated in this paragraph 16 shall require the Provider to conduct any re-evaluations or re-testing procedures for the students covered in subparagraph 16(c)(2) above or to submit draft goals and objectives beyond those already stated in the student's most recent progress report provided under this subparagraph, draft IEPs, or new medical prescriptions as may be required by the CSE for their review of the student's educational needs.

17. OTHER REPORTS

(a)  The Provider shall furnish any additional data and reports, including, but not limited to, SED submissions, as the Chancellor deems to be related to the performance of the Agreement, upon request of the Chancellor. The Provider shall be given a reasonable time to respond to such requests.

(b)  Upon request, the Provider shall advise the Board in writing of the number of Provider seats approved by SED and the number of vacancies. The Provider shall notify CBST of SED variances of class size required and/or potential vacancies and arrange to review CPSE cases of students from preschool non-public school (PN) waiting list. Upon review of student case material, the Provider shall inform CPSE if it can accept students on the waiting list.

(c)   In addition pursuant to the Commissioner's Regulations, parents shall be regularly informed of their child's progress toward annual goals and the extent to which that progress is sufficient to enable the child to achieve the goals by the end of the school year, by distribution to the parent of each educational/ related service(s) report.

(d)  The Provider shall:

(i)  prepare and maintain incident reports for all school related crimes and incidents and injuries resulting from such crimes and incidents;

(ii) report child abuse as required by state law and report all school related crimes to the police department; and

(iii) report all school related crimes and all serious non-criminal and/or serious medical incidents, and all allegations of corporal punishment committed against a student while in the care, custody and control of the Provider to the Board Emergency Information Center (EIC) at 718-935-3210 (operator or voicemail); or by fax (718) 935-5720; or by e-mail to EIC@schools.nyc.gov immediately but in any event within twenty-four (24) hours of occurrence. Provider shall cooperate with the Board in any investigation of said allegation or incident. This reporting obligation is in addition to any other reporting obligations Provider may have under law.

18. COMPLIANCE WITH LAW

(a)  The Agreement, and the Provider's provision of all Services hereunder, shall be subject to all applicable federal, state and city laws and regulations, and all applicable orders of federal and state courts, including, but not limited to The Individuals with Disabilities Education Act, Article 89, The Family Education and Privacy Rights Act, The Americans with Disabilities Act, and §504 of the Rehabilitation Act of 1973, and all state guidelines governing the provision of special programs or services to preschool students with disabilities.

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(b)  The Board reserves the right to amend the Agreement, as may be necessary, in order to comply with any change in, and ensure the provision of appropriate Services in accordance with, all applicable laws, regulations and guidelines governing the operation of the Agreement and/or the provision of the Services required herein. Such amendment is subject to the approval of the Commissioner.

19. MEDIATION AND IMPARTIAL HEARINGS

(a)  If a mediation proceeding or impartial hearing is conducted, pursuant to Article 89 or any other applicable law, rule or regulation, with respect to any student for whom the Provider has provided Services pursuant to the Agreement, the Provider shall cooperate with the representatives of the Board assigned to conduct the mediation or impartial hearing. Such cooperation shall include but not be limited to the following: (1) consultation with the appropriate representatives of the Board; and (2) after such consultation, provision of a witness or witnesses with either direct knowledge of the student, or sufficient knowledge of same, such that the witness or witnesses will be able to effectively participate in the mediation proceeding or impartial hearing.

(b) In the event that proceedings described in the preceding subparagraph continue beyond the mediation or impartial hearing level, the Provider shall continue to cooperate with representatives of the Board on the same terms as stated in such preceding subparagraph until the final resolution of the matter.

20. CONFIDENTIAL HIV-RELATED INFORMATION

(a)  The Provider, its agents and employees, shall strictly comply with all applicable regulations of the Chancellor to maintain the confidentiality of all HIV-related information in the manner described for Board employees and as prescribed by applicable law and regulation.

(b)  The Provider shall comply with the Infection Control Policies and Procedures of the Board and in such manner as may be appropriate for the educational setting and consistent with Article 27-F of the New York State Public Health Law or such other state or city regulation as may become applicable.

21. IMMUNIZATIONS and MEDICAL EXAMINATIONS

(a)   If a student who has failed to obtain any immunizations required by applicable laws and regulations is referred to the Provider by the CPSE for the provision of special services or programs, the Provider shall not enroll the student. However, the Provider shall not deny the enrollment of students referred by the CPSE solely on the basis that they have been exempted from said immunization requirements by reason of the application of §2164(8) or §2184(9) of the New York State Public Health Law.

(b)  In the event that a student who has established an enrollment fails to furnish an annual medical examination as may be required by the New York City Department of Health for continued attendance at school, the Provider shall contact the family both in writing and whenever possible verbally, and make every reasonable attempt to induce the family to have the required medical examination completed. If the family continues to fail to furnish the required medical examination, the Provider shall promptly notify the CPSE that the student must be excluded. Within ten (10) days of the receipt of such notice, the CPSE shall advise the Provider whether the student shall be discharged. Such notice and advice shall be in accordance with the SOPM.

(c)  When necessary, the Provider shall refer all issues involving a student's enrollment arising under subparagraphs (21)(a) and (b) to the CBST for possible resolution.

(d)  The Provider its agents and employees, shall strictly comply with all applicable provisions of the New York State Public Health Law and applicable Chancellor's Regulation as same may be amended from time to time.

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22. INCORPORATION OF AND COMPLIANCE WITH SOPM

The Provider shall comply with all applicable terms of the SOPM, which is available at http://schools.nyc.gov/Parents/Essentials/Speciai+Education/Documents.htm. However, with respect to any amendment made to the SOPM, and any memoranda or publication issued in explanation or clarification thereof, after the date upon which the Agreement is executed by the Provider, absent the agreement of the Provider and the Board, the Provider shall not be required to comply with any amendments that impose financial obligations upon the Provider that are not otherwise imposed upon the Provider pursuant to the terms of Article 89 or Parts 175 and 200 of Commissioner's Regulations.

23. NOTICE

(a)  Unless otherwise specified herein, any notices, notifications or communications between the parties, that are required to be provided under this Agreement, (hereafter described as "Notice" or "Notices") shall be given in writing, by postage pre-paid registered or certified mail, return receipt requested, or by overnight delivery by Federal Express or other reputable courier service.

(b)      (1)  Where it is specified that notice is to be given to the "Board", the Provider shall give notice to the Board at the following address:

Deputy Superintendent, New York City Board of Education

Office of Special Education Initiatives

52 Chambers Street, Room 220

New York, N.Y. 10007

(2)  Where it is specified in the Agreement that notice is to be given to a particular office of the Board, the Provider shall give notice to that office.

(c)  Unless otherwise specified in accordance with paragraph 28(d), notice to the Provider shall be given at the address first set forth above.

24. INCORPORATION OF ATTACHMENTS AND APPENDICES ORDER OF GOVERNANCE

(a)   The indicated Attachments are incorporated into and made part of the Agreement (as applicable). Provided, however, an Attachment shall not be incorporated into and made part of the Agreement in the absence of the Commissioner's approval, in accordance with Article 89, of the Provider's provision of the Services described in the Attachment.

Attachment	Attachment Title

A	Special Classes and Special Classes in Integrated Settings

B	Special Education Itinerant Services for Preschool Students With

Disabilities

C	Individual Evaluations for Preschool Students with Disabilities

(b)  Except as provided below. 1he provisions of the following documents are incorporated herein and made part of the Agreement: 1) The SOPM (current version located at http://schools.nyc.gov/Parents/Essentials/Speciai+Education/Documents.htm ) and 2)  The Board's Standard Terms and Conditions (except for paragraphs 13, 16, 22, 23, 25.3(b), 25.4 and 25.7). Paragraph 12 of the Terms & Conditions is modified to permit Non-Reimbursable Expenses only to the extent that they are included in the tuition rate set by SED. Paragraph 27 of the Terms and Conditions is modified to the extent that any requests for assignments are further subject to Education Law §4410. The Terms and Conditions are attached hereto as Appendix A.

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(c)  In the event of a conflict between this document, Appendix A and the SOPM, the following shall be the order of governance shall prevail. First, the Agreement and any Attachments, then Appendix A, and then the SOPM.

25. CO-OPERATIVE PLANNING

(a)  In order to: assure the provision of coordinated services to best meet the needs of students and to aid in reducing existing waiting lists; foster sharing of information about new instructional techniques, equipment, and devices; assure improved mechanisms to avoid necessary administrative problems or delays in payment for services; the Board and the Provider agree as follows:

(1)  The Board agrees to meet, upon request, with representatives of the Provider and other providers furnishing contracted for Services to preschool students with disabilities.

(2)  The Provider agrees to attend all mandated conferences or workshops convened by the Board during the course of the school year which shall not exceed three (3) times per year. It is agreed that nothing in the Agreement obligates the Board to hold any minimum number of such conferences.

(3)  The Board shall provide to the representatives of the Providers and approved Providers at any such meetings, conferences or workshops, or directly to the Provider by periodic mailings, copies of all applicable official regulations, circulars, guidelines, policy statements or other documents.

(4)    Copies of the Providers' written requests for approval of the Commissioner (including supporting documentation), for items covered in the Commissioner's Regulations and/or SED policy statements and guidelines, including, but not limited to, acquisition of new facilities, purchase of equipment, changes in staffing curriculum or levels of service, shall be submitted to CBST.

26. SECURITY CLEARANCE AND HEALTH CLEARANCE

A        SECURITY CLEARANCE.

(a)       (1) The Provider agrees that its principals, staff members, employees and independent contractors (hereinafter "personnel") engaged in the performance of the Agreement shall be subject to security clearance procedures administered by the Board including, without limitation, fingerprint checks and compliance with the DOE's personnel eligibility tracking system, "PETS", a web-based database. Provider shall provide a complete and updated roster of all staff and consultants providing direct and indirect services to students and shall list their names, titles and whether services provided are direct or indirect. This roster must indicate whether each person has been subjected to fingerprinting and security clearance and if so, whether by the DOE or Department of Investigation (DOl).

(A) For personnel required by law to submit to a fingerprint check conducted by the New York City Department of Health/Department of Investigation (DOl) , the Provider shall submit to the Board's Executive Director of the Division of Human Resources or such other office as he/she may designate all reports, including information regarding prior criminal records and subsequent reports of notification of arrests of Provider's personnel received from Department of Investigation (DOl) in response to such fingerprint check in satisfaction of this paragraph.

(i)         If personnel were subject to a fingerprint check by DOl after March 19, 1999, the Provider's submission within three days to the Board's Office of Personnel Investigation of any reports, including information regarding prior criminal records and subsequent reports of notification of arrests of Provider's personnel, received in response to that fingerprint check shall satisfy the terms of this paragraph.

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(ii)         If personnel were subject to fingerprint check by DOl prior to March 19, 1999, the Provider shall ensure that such personnel are subject to an additional fingerprint check and that reports, including information regarding prior criminal records and subsequent reports of notification of arrests of Provider's personnel, received from DOl are submitted to the Board's Office of Personnel Investigation within three calendar days of receipt of such reports.

(B)    For all other personnel, the Provider shall ensure that personnel submit to fingerprint check by the Board’s Office of Personnel Investigation within 30 calendar days of employment. Such personnel may not be in unsupervised contact with children until such fingerprint check has been submitted and cleared by the Board's Office of Personnel Investigation.

(C)      Provider shall require all personnel to execute a waiver authorizing the release of any and all information received as a result of fingerprinting from DOl or DOH to the Board. These waivers shall be kept on file by Provider and available for inspection by the Board during the tenure of personnel and as otherwise may be required by the record retention provisions of this Agreement.

(D)       Provider shall provide the name and social security number of all staff who work at the site and who can come into contact with BOE students. This list shall include appropriate teachers, service providers and maintenance personnel.

This list shall be provided by October 1, of each year of the Term of this Agreement except that the first such list shall be provided within 30 calendar days after the execution of this Agreement. Thereafter the Provider shall notify the Board of the name and social security number of any additional personnel engaged by the Provider if such new personnel will be in contact with Board of Education students.

(2)    The Provider or its personnel shall pay any costs associated with the Board's fingerprinting of any of the Provider's personnel. The Board shall supply the Provider with application forms for use by their personnel in submitting for fingerprint checks. The Provider shall inform the Board of its designated contact person for all matters related to fingerprint or other security matters pertaining to its personnel.

(3)  The Board shall report to the Provider's designated contact person the results of the security clearance procedure following fingerprinting by the Board of Education; in the event of any future incidents which are reported to the Board subsequent to a fingerprint check performed by the Board of Education, the Board will report to the Provider the occurrence of such instance and the Board's resolution of such a report. For fingerprint checks performed by the Department of Investigation the Provider will receive information directly from the Department of Investigation and will notify the Board in accordance with this Section 26 paragraph (a)(1)(A)(i).

(4)   The Board's Office of Personnel Investigation shall determine whether any of the Provider's personnel subject to security clearance procedures will be denied access to students covered by the Agreement, for security reasons. It is expressly understood that all determinations made by the Office of Personnel Investigation with respect to the initial or continued clearance of Provider's staff to be in contact with students placed in the Provider's facility by the Board is final and binding upon the Provider.

(b)  In the event that any of the Provider's personnel are denied such access by the Board:

(1)   the Board shall notify the Provider's designee and the personnel of the specific grounds for the decision, and afford the personnel an opportunity to present information on his or her behalf;

(2)  the Provider will immediately remove and bar the personnel from any contact with the students covered by the Agreement, unless and until the decision is reversed by the Board; and

(c)  The Provider's failure to comply with the terms and conditions of this paragraph 26 shall be deemed a material breach of the Agreement.

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B.       HEALTH CLEARANCE.

(a)      All Providers subject to the requirements of the DOH or any other agency must comply with all applicable regulations and requirements for health clearance for their personnel.

(b)       All Providers that are exempt from the requirements of DOH must maintain for each personnel, a statement from a certified physician, based on either a review of medical history or a medical exam, that the employee is medically fit to perform his/her assigned duties, with or without accommodation as construed under the Americans with Disabilities Act. Such statement shall include a tuberculin skin test or chest x-ray and a history of immunization.

(c)       Health clearance records shall be kept on file and shall be confidential. The Board may at any time, require verification from the Provider that all required health clearance forms are on file, that they are updated as required, and that they include the minimum requirements as described above in subparagraph (a).

(d)       Provider agrees to comply with changes in Board policy regarding health clearance screening including re-certification of health clearance.

27. VENDEX

(a)   The Provider shall submit, prior to the execution of the Agreement, a fully completed Vendex form. Forms are available online at http://schools.nyc.gov/Offices/DCP/. The Vendex form is incorporated into and made part of this Agreement as if attached hereto. The Board has relied upon the information contained in the Vendex and in the event of an omission, misrepresentation, or false statement, the Board may terminate the Agreement with five (5) calendar days notice and shall be entitled to a return of all payments received by the Provider under the Agreement, if the information was materially false or intentionally omitted. Such termination shall be governed by the procedures set forth at paragraph 6(a)(3) of this Agreement.

(b)    the Provider, shall, upon execution of the Agreement, contemporaneously submit an Affirmation in a form required by the City Comptroller. Such Affidavit shall be deemed incorporated into and made a part of the Agreement as if fully attached hereto.

(c)  Any dispute arising from the Vendex Questionnaire shall be referred to the Chancellor or his/her designee for resolution.

28. MISCELLANEOUS

(a)  No student or parent of a student shall be required to participate in any type of fund raising activity for the Provider.

(b)  No student or parent of a student shall be required to pay a fee to the Provider for any of the Services provided by the Provider pursuant to the Agreement. Provider must reimburse the student or parent of the student any funds that a student or parent of a student has delivered to the Provider upon provider's notification of BOE approval of the enrollment of the student in Provider's program covered by this Agreement.

(c) Nothing stated or required by the Agreement shall be in derogation of, or operate to abridge or alter, any rights conferred upon students or their parents by applicable laws and regulations.

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(d)   Simultaneously with the execution of this Agreement, the Provider shall indicate to the Board the names and mailing addresses of the Provider's personnel to whom the following types of correspondence shall be addressed: (1) pre-printed TAD and enrollment forms; (2) student register, detail voucher reports, and notices regarding adjustments and the adjustments process; (3) checks in payment of services; (4) "program" correspondence and materials regarding the implementation and management of this contract. The Board shall ensure that correspondence of the types indicated above is, in all cases, mailed to the individual and office indicated in the Provider's directive; the Provider shall ensure that any changes to this correspondence directive are submitted in writing to the appropriate office of the Board.

(e)  Submission of all reports and data shall be in a format prescribed by the Board and SED and shall include electronic data submission.

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(f)   SUBCONTRACTING/COLLABORATIVE AGR EEMENTS

1. The Provider agrees not to enter into any subcontracts or collaborative agreements for the performance of obligations, in whole or in part, under this Agreement unless in compliance with this section. The following arrangements shall not be subject to the provisions of this section: 1) individual employer-employee contracts; and 2) the engagement of individual independent contractors who will perform Services.

All subcontracts and collaborative agreements shall contain provisions specifying the following:

(i)	that the work performed by the subcontractor must be in accordance with the terms of this Agreement;
(ii)	that nothing contained in such contract shall impair the rights of the Board notwithstanding any arrangement, agreement or understanding to the contrary;
(iii)	that the Provider's responsibilities under this Agreement are not diminished, impaired, relieved or otherwise altered;
(iv)	that nothing contained therein, or under this Agreement create any contractual relationship between the subcontractor and the Board;
(v)	the duties and obligations of each party under the collaborative agreement;
(vi)	the specific consideration for which such duties and obligations are assumed, including any monetary exchange between the parties and the basis upon which payment will be made.

2. The Provider agrees that it is fully responsible to the Board for the acts and omissions of the subcontractors and of persons either directly or indirectly engaged by them as it is for the acts and omissions of persons directly employed by it. The Provider shall not in any way be relieved of any responsibility under this Agreement by any subcontract.

3. The Provider shall not enroll or initiate the provision of services or program to a student in an integrated setting (SCIS) under the terms of a collaborative agreement with a third party, including a third party that is in a less-than-arm's-length relationship with the Provider, until the Provider has submitted to the Board for review (1) two (2) copies of the collaborative agreement between the Provider and the third party in order to ensure compliance with the provisions of (f) (1) above; and (2) the written approval by the New York State Education Department to provide services to preschool students with disabilities in the site that is the subject of the collaborative agreement.

4. Payments made under the terms of any collaborative agreement must be supported with documentation that includes dated invoices identifying the site and detailing the service period and the number of students for whom payment is made during that service period if payments are made on a per capita basis. Any additional documentation required by the New York State Education Department with respect to financial reporting of revenue and expenses for purposes of tuition rate setting must be maintained in accordance with regulations and guidelines promulgated by that agency.

29. CONDITIONS PRECEDENT

The Agreement shall not become effective or binding upon the Board until it: (a) has been executed by the Chancellor; (b) the City Comptroller shall have endorsed his certificate that there remains unexpended and unapplied a balance of the appropriation or fund applicable hereto sufficient to pay the estimated expense of performing the Agreement; (c)  proof of required insurance policy or policies as specified by paragraph 7 of the Agreement, have been received and approved by the Board; and (d) the issuance of a purchase order for the Services provided hereunder. The referral of student to the Provider, in the manner required by subparagraph 3(b)  of this Agreement, for the provision of any Services to be provided hereunder shall be deemed to be the issuance of purchase order. Nothing herein shall effect the Board and City's duties and responsibilities pursuant to Education Law §4410.

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30. DEFINITIONS

(a) "Agreement" means this document and all incorporated Attachments and/or Appendices.

(b)   "approved student(s)", or "student(s)" means the children covered by the terms of the Agreement, and includes a child who: (1) is entitled to receive an Individual Evaluation; or (2) has been classified by the committee on preschool special education as a preschool student with a disability and (A) has been recommended to receive special services or programs, and/or special education itinerant services; (B) which Services, as specified in the child's IEP, have been determined by the Board to be appropriate to meet his individual needs; and (C) is enrolled in the Provider's State approved program.

(c)  "Article 89" means Article 89 of the New York State Education Law,§§ 4401 et seq.

(d)  "Board" means the Board of Education of the City School District of the City of New York or the Chancellor of the City School District of the City of New York and/or his designee(s).

(e) "NPSP" means the Board's Bureau of Non-Public School Payables.

(f)  "CBST" means the Board's Central Based Support Team, which is located at 52 Chambers Street, Room 215, New York, N.Y. 10007.

(g) "Commissioner" means the Commissioner of Education of the State of New York.

(h) "Commissioner's Regulations", unless otherwise specified, means the applicable sections of Part 200 of Title 8 of the Commissioner's Regulations as published in the Official Compilation of the Codes, Rules and Regulations of the State of New York, as promulgated and/or amended in accordance with Article 89.

(i)   "Consolidated Fiscal Report" and/or "CFR" mean the consolidated fiscal report that is described and defined by §200.9 of the Commissioner's Regulations.

(j)  "CPSE" means the committee on preschool special education as defined by§ 4410 of Article89 and the Commissioner's Regulations.

(k) "CSE" means the committee on special education as defined by § 4402 of Article 89 and the Commissioner's Regulations.

(I) "days", or "daily", unless otherwise specified, means days on which the New York City Board of Education is open for business, and is not limited to those days on which the public schools are in session. It excludes Saturdays, Sundays and legal holidays.

(m)  "enrolled" means, and "enrollment" or "enroll" shall mean the period commencing with the approved student's first date of attendance at or legal absence from the Provider and terminating on the student's last date of attendance at or legal absence from the Provider, as defined and/or described by the provisions of §175.6 of the Commissioner's Regulations and paragraph 14 of the Agreement.

(n)  "Individual Evaluation" shall be as defined by§ 4410 of Article 89 and the Commissioner's Regulations, and shall include re-evaluations. Where applicable, it shall consist of discrete evaluation components, procedures, tests, assessments, and/or a review by the evaluator of the most recent evaluation report(s) for a child in transition from programs and services provided pursuant to Title 2-A of Article 25 of the New York State Public Health Law.

(o)   "Individualized Education Program" and/or "IEP" shall be as defined by Article 89, the Commissioner's Regulations and the SOPM.

(p)  "OAG" means the Board's Office of Auditor General, which is located at 65 Court Street, Room 1101, Brooklyn, N.Y. 11201.

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(q) "parent" shall be as defined by the Commissioner's Regulations.

(r)   "process for payment" means, and "pay", "payment", or "payments" refer to the fact, that upon the Board's receipt, review and data entry of all information and documentation required to be provided by the Provider in support of the particular payment in question, the Board will complete all necessary and appropriate administrative tasks relative to the issuance of the payment in question, and thereafter notify the City Comptroller that such payment is due and owing to the Provider.

(s)  "prospective payment" means payments made to Providers on the basis of interim rates or rates set by SED which are subject to reconciliation by SED and/or adjustment of enrollment by the Board pursuant to paragraph 4(b)(2)(C) or paragraph 14 of this Agreement.

(t)   "related services" shall be as defined by §4410 of Article 89 and the Commissioner's Regulations. It shall specifically exclude related services provided for a student pursuant to any other agreement between the Board and the Provider and/or the Board and any other third party or parties.

(u)  "Services" means the special services or programs, related services, SEIT services, and/or individual evaluations that the Provider furnishes in accordance with the terms of the Agreement.

(v) "SED" means the Education Department of the State of New York.

(w)  "SDOH" means the New York State Department of Health.

(x)  "SOPM" means the Board's Committee on Preschool Special Education Standard Operating Procedures Manual, dated June 2001, any amendments made thereto, and any and all memoranda or publications issued by the Board in explanation of or in connection with same, as otherwise qualified by paragraph 22 of the Agreement. The SOPM is available at http://schools.nyc.gov/Parents/Essentials/Special+Education/Documents.htm.

(y) "special services or programs" shall be as defined by §4401 and §4410 of Article 89 and the Commissioner's Regulations, and unless otherwise specified, shall include special classes, special classes in integrated settings and related services provided pursuant to an IEP placing a child in either of these class settings.

(z)  "special education itinerant services" (sometimes referred to as "SEIT services") shall be as defined by §4410 of Article 89 and the Commissioner's Regulations.

(aa)  "special education itinerant services rate" (sometimes referred to as "SEIT rate") shall be the tuition rate as defined by §4410 of Article 89 and the Commissioner's Regulations with respect to special education itinerant services, which tuition rate has been certified in accordance with the Commissioner's Regulations, and where applicable shall mean "corrected rate", "rate based on audit" or "reconciliation" rate, as such terms are defined by the Commissioner's Regulations. Provided however, such tuition rate shall be further qualified by subsection lll(a) of Attachment B.

(bb)   "school year" shall mean the period from July 1 of any calendar year through June 30 of the subsequent calendar year, or any part thereof, that may be applicable to the operation of the Agreement.

(cc)   "State Comptroller'' means the Comptroller of the State of New York.

(dd) "tuition rate" shall be the tuition rate as defined by §4410 of Article 89 and the Commissioner's Regulations with respect to special services or programs, which tuition rate has been certified in accordance with the Commissioner's Regulations for use in connection with the Provider's provision of Services at a specific, identified program site. Where applicable, it shall also mean "prospective rate", "interim rate". "corrected rate", "rate based on audit" or "reconciliation" rate, as such terms are defined by the Commissioner's Regulations or "instructional rate", "related services rate" or such other term as may in the future be defined by §200.9 of the Commissioner's Regulations. Provided however, such tuition rate shall be further qualified by subsection lll(a) of Attachment A.

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31.  WRITTEN MODIFICATION; MERGER

(a)  This Agreement may not be modified except in writing signed by the parties, and approved by the Commissioner.

(b)   Requests on behalf of the Provider for modification of any of the terms of the Agreement shall be made in writing and directed to the Board's Deputy Chancellor for Instruction. Any such modification shall be subject to the approval of the Chancellor and then the Commissioner.

(c)  The Agreement represents the entire understanding of the parties, and no other prior or contemporaneous Agreement, oral or otherwise, regarding the subject matter of the Agreement shall be deemed to exist or to bind any of the parties hereto, or to vary any of the terms contained herein.

32. TRANSPORTATION

Provider shall have written rules and procedures in place governing loading and unloading of special education pupils at the school. Upon request, the Provider shall supply copies of the rules and procedures to the BOE and to each transportation contractor and their crew including the person or persons responsible for loading and unloading of special education pupils at the school.

33. AFFIRMATION OF RESPONSIBILITY AND PAID TAXES

The Provider affirms and declares that said Provider is not in arrears to the City of New York upon any debt, contract or taxes and is not a defaulter, as a surety or otherwise, upon any obligation to the City of New York, and has not been declared not responsible, or disqualified, by any agency of the City of New York, nor is there any proceeding pending relating to the responsibility or qualification of the Provider to receive public contracts.

34. INTERNET ACCESSIBILITY

If not already established by the Provider, Provider shall be required to maintain an Internet connection, a high-speed modem with no less than a minimum of 56k, for the Term of this Agreement.

NO FURTHER TEXT BELOW THIS LINE

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IN WITNESS WHEREOF, the parties hereto have executed the Agreement the day and year first above written.

BOARD OF EDUCATION OF THE

CITY SCHOOL DISTRICT OF THE CITY OF NEW YORK

FOR THE CHANCELLOR

Approved as to Program and Services:

Office of Special Education Initiatives

THIS CONTRACT FORM HAS BEEN APPROVED BY THE NYS EDUCATION DEPARTMENT AND THE NEW YORK CITY DEPARTMENT OF EDUCATION OFFICE OF LEGAL SERVICES. NO ALTERATIONS, INSERTIONS, OR DELETIONS ARE PERMISSIBLE AND ANY SUCH ALTERATIONS, INSERTIONS, OR DELETIONS SHALL BE DEEMED NULL AND VOID.

PROVIDER
/s/ John Torrens
Signature

John Torrens
Print Name

President
Title

Interactive Therpay Group Consultants, Inc.
Print Name of Provider

Non Exclusive Requirements Agreement for the Provision of Services For Preschool Students with Disabilities for the term July 1, 2007 through June 30, 2012

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Attachments/Appendices

Attachment A               SPECIAL CLASSES AND SPECIAL CLASSES IN INTEGRATED SETIINGS FOR PRESCHOOL STUDENTS WITH DISABILITIES

Attachment B               SPECIAL EDUCATION ITINERANT SERVICES FOR PRESCHOOL STUDENTS WITH DISABILITIES

Attachment C               INDIVIDUAL EVALUATIONS FOR PRESCHOOL STUDENTS WITH DISABILITIES

Appendix A                  Terms and Conditions

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ATTACHMENT A

SPECIAL CLASSES AND SPECIAL CLASSES IN INTEGRATED SETTINGS FOR PRESCHOOL STUDENTS WITH DISABILITIES

I. COMMENCEMENT DATE FOR PROVISION OF SERVICES

The Board shall notify the Provider, in accordance with the SOPM, of the effective date for commencing the provision of special programs and services under the Agreement.

II. SERVICES

(a)  Referral for IEP Development, Placement and Review

(1) The Provider shall participate in the referral process in accordance with Article 89, the Commissioner's Regulations, all other applicable laws and regulations. Upon appropriate notice given by the CPSE, or upon request of the parent, the Provider shall attend and participate in all CPSE review meetings held with respect to any student who is enrolled at, or receives any special services or programs pursuant to this Agreement, from the School, by arranging for the participation of the student's teacher as a member of the CPSE. Such participation shall comply with the requirements of Article 89, the Commissioner's Regulations, and all other applicable laws and regulations.

(2)   To the extent possible, in order to ensure the participation of all mandated and non- mandated participants, meetings of the CPSE shall be held at a site and time that is mutually convenient to all such participants and the parent. In the event that any such persons are unable to attend a meeting, the CPSE shall attempt to employ any alternative means allowing for their participation, including conference telephone discussions (teleconferencing) in strict accordance with NYS guidelines on teleconferencing. The CPSE shall document the use of, and/or any attempt to utilize, an alternative means of participation. The final determination to employ an alternative means of participation, and the choice of a mutually convenient site and time for meetings of the CPSE, shall be within the sole discretion of the CPSE chairperson or the chairperson's designee.

(b)  Provision of Special Services or Programs

(1)   The Provider shall provide such special services or programs, including bilingual services, as are recommended by the CPSE, approved by the Board, and stated in the student's IEP. Such services and programs must align with the Learning Standards set forth in Part 100 of the Commissioner's Regulations. Such service and programs may include assistive technology, supplies and equipment, and 1:1 classroom aides for which the Provider shall seek reimbursement in accordance with the procedures established by SED. The Provider shall not accept for enrollment any student for whom the Provider is not able to provide the services and programs required in the student's IEP.

(2)  The Provider shall not enroll or initiate the provision of special services or programs to any student except upon: (A) the receipt of approval in accordance with the SOPM; and (B) where necessary the approval of the Board.

(3)       In instances where child specific assistive technology devices are Board funded the device remains the property of the Board and Provider shall return the device to the Board upon discharge of the child from the Provider's program. Provider shall contact the CPSE with jurisdiction for that student to make arrangements for the return of the device.

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(c)  Related Services

(1)   The Provider shall provide such related services of the type, duration and frequency as are recommended by the CPSE, approved by the Board, and stated in the student's IEP.

(2)  If the Provider is unable to provide any specific related services as required by the IEP, for any newly referred student, the Provider shall immediately notify the CPSE and parent in writing in accordance with the SOPM by stating on the preschool acceptance letter their inability to provide such related services and their commitment to look for an appropriate related service provider, so that the CPSE may consider whether to recommend the placement and/or arrange for alternate provision of such related services.

(3)  The individuals providing each related service shall write, distribute and maintain reports for the related service in the same manner and frequency as required for Providers in paragraph 16 of the Agreement.

(d)  Modification, Revision, Initiation, or Termination of IEP Recommendations

(1)    The Provider may not modify, revise, initiate or terminate the provision, duration or frequency of any of the special services or programs or assistive technology recommended by an approved student's IEP, or transfer the student to a staffing ratio other than the ratio recommended by the student's IEP, for any reason, unless such modification, revision, initiation, termination or transfer is first recommended by the appropriate CPSE, as the result of a requested or annual review meeting, and where necessary, with approval by the Board.

(2)  If at any point during the school year, the Provider is unable to provide any student with any recommended special services or programs, related service, or assistive technology, and determines that there is no reasonable expectation that the full provision of such services or programs is to resume in the immediate future, the Provider shall immediately notify, in writing, by regular mail, the parent and the appropriate CPSE chairperson of such fact and the reason(s) therefore. Such notification shall specify the services or programs not being provided, the documented attempts taken by the Provider to correct the situation (including contacting the service providers on the municipal list) and the projected date of program or service resumption. The CPSE shall consider whether to terminate the placement and/or arrange for the alternate provision of such services or programs, related services or assistive technology.

(e)  Location of Special Services or Programs

(1)   The Provider shall provide all special services or programs at an approved facility and site, having a physical plant appropriately equipped and supplied to meet the needs of the enrolled students, with a valid certificate of occupancy permitting the actual use(s) as a school or as a day care center or nursery.

(2)  No student may be transferred from one facility of the Provider to another facility of the Provider except as the result of the recommendation and approval of the CPSE.

(f) Parent Involvement/Conferences

(1)      The Provider shall encourage the formation of, and provide technical assistance in, organizing parent organizations, which shall, to the greatest extent possible, have elected officers. Schedules of parent organization meetings shall be prepared by no later than November 1 of each school year that the Agreement is in effect, and maintained on site.

(2)   The Provider is encouraged to organize and operate two parent-teacher conferences during the course of each school year that the Agreement is in effect. Such conferences should be held in consecutive school terms.

(3)   The Provider shall, upon a parent's reasonable request, hold an individual parent conference in order to discuss matters relating to the provision of special services or programs to the student.

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Ill. PROCESSING OF PAYMENTS

(a)  For the purposes of Section Ill, the tuition rate shall be further defined as the tuition rate that has been certified in accordance with the Commissioner's Regulations for the applicable fiscal year for which Provider is seeking payment or in the absence of an established rate for that year the most recent prior established rate certified in accordance with the Commissioner's Regulations..

(b)  The processing of payments for special services or programs shall be based solely upon the number of approved students enrolled at the Provider pursuant to the Agreement, for whom the Provider has submitted all documentation, as required by the Agreement and in accordance with the provisions of §4410(11)(c)(ii) of Article 89 and §200.9 of the Commissioner's Regulations.

(c)  For the purposes of this Section, it is agreed that a student enrolled at the Provider pursuant to a final order of a hearing officer, the Comptroller, or a Court (after appeals, if any, have been exhausted) shall be processed for recommendation for placement by the appropriate CPSE, and then, approved for funding by the Board.

(d)  Processing Tuition Rate Payments

During each school year that the Agreement is in effect, payments shall be processed in the manner set forth below. The term Full Time Enrollment or "FTE" as used hereinafter is defined in sections 200.9 and 175.6 of Title 8 Education Department Chapter II Regulations of the Commissioner.

(1)   On August 1, the Board shall process a prospective payment to the Provider for one hundred percent (100%) of the tuition rate applicable to the July-August component of the school year multiplied by the number of approved students at the Provider for the July-August component of the school year as of July 1.

(2)  Based upon the Providers submission by September 15 of an electronic CMR for July- August period, the Board shall process a prospective payment to the Provider for one hundred percent (100%)  of the tuition rate applicable to the July-August component of the school year for each additional student enrolled at the Provider after July 1 and before September 1 within thirty (30) calendar days of receipt of applicable documentation or immediately upon receipt of electronic data transfer.

(3)    On September 15, the Board shall process a prospective payment to the Provider for twenty percent (20%) of the certified tuition rate for that fiscal year applicable to the September-June component of the school year multiplied by the number of approved students at the Provider for the September through June component of the school year as of August 15. On October 15 the Board shall process an adjustment and any resultant payment of the prospective 20% based on submission of a CMR for September reflecting enrollment changes or adjustments submitted by the

Provider by October 10.

(4)  On November 15 and on the fifteenth (15th) day of each succeeding month until and including May 15, the Board shall process based upon monthly submission of an electronic CMR by the 10th day of the month a prospective payment to the Provider for ten percent (10%) of the tuition rate applicable to the September-June component of the school year multiplied by the number of approved students on the CMR submitted by the Provider each month. It is further agreed that for each approved student newly covered by the Agreement as of the CMR submission date, as noted above, the payment processed by the NPSP shall reflect the amount due the Provider for the full period of approved funding through said payment date.

(5)  On June 15, the Board shall process a prospective payment to the Provider for an amount equal to seventy-five (75%)  percent of the projected final ten percent (10%)  monthly payment, which shall be based upon the May enrollment data submitted by the Provider on Board approved forms.

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(6)  On September 1, of the subsequent year, the Board shall process a prospective payment to the Provider for an amount equal to twenty-five (25%) percent of the final ten percent (10%) monthly payment, which shall be based on the final CMR roster and other data submitted by the Provider to the Board pursuant to the terms of the Agreement for the previous school year ending June 30.

In no event shall the Board be required to process any payments to any Provider which submits data or requests for adjustments either after the expiration of the Statute of Limitations for submission of claims to the SED (in accordance with Commissioner's Regulations)  absent written proof of Provider's timely submission of the same data or information prior to the expiration of the Statute of Limitations; or after the final adjustment is completed except for rate adjustments submitted to the NPSP in accordance with the terms for rate adjustments set forth in paragraph 4 of the Agreement.

(e)  Payment Adjustments

Adjustments to any payments and/or prospective payments processed hereunder shall be made in accordance with paragraph 4 of the Agreement.

(f)  Audits

The amounts paid to the Provider by the Board pursuant to the terms of this Agreement, relative to any school year for which the Agreement is in effect, including any scheduled or final payment adjustments, shall be subject to audit in accordance with the terms of paragraph 10 of the Agreement, and/or applicable law and regulation.

(g)  Alternate Payment Process

Notwithstanding subsection (d) hereinabove, commencing with the second year of the contract term, the Board at its option may process prospective payments in the following manner after demonstrating to Provider no less than sixty (60) calendar days prior to the commencement of said second year of the contract term or any subsequent year, the Board's ability to timely process prospective payments in the manner hereinafter set forth with at least the same degree of accuracy as the current system by providing Provider (or at Provider's written request to a representative of Provider) with the results of a sample test run covering a period of four months during the preceding September 1, 2007 through December 31, 2007 period:

During each school year that the Agreement is in effect, payments shall be processed in the manner set forth below. The term Full Time Enrollment or "FTE" as used hereinafter is defined in sections 200.9 and 175.6 of Title 8 Education Department Chapter II Regulations of the Commissioner.

(1)  On August 1, the Board shall process a prospective payment to the Provider for one hundred percent (100%) of the tuition rate applicable to the July-August component of the school year multiplied by the number of approved students at the Provider for the July-August component of the school year as of July 1.

(2) On or before September 15, based upon the Provider's submission of an electronic CMR for the July-August period, the Board shall process a prospective payment to the Provider for one hundred percent (100%) of the tuition rate applicable to the July-August component of the school year multiplied by the number of approved students enrolled at the Provider after July 1 and before September 1.

(3)    For the September through June component of the school year, the Board shall establish the Providers' number of FTE weeks based on the calendar submitted. The applicable tuition rate for this component of the school year shall be converted to a weekly rate by dividing the annual rate by the calculated number of FTE weeks. Monthly payment shall be determined by multiplying the number of FTE weeks in the month (maximum of 4 in any month) by the calculated weekly FTE rate and the payments will be scheduled as set forth in the following subsections.

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(4)    On September 15, the Board shall process a prospective payment to the Provider for the sum of the calculated FTE for September and October for all approved students at the Provider for the September through June component of the school year as of August 15 multiplied by the calculated FTE rate. On October 15, the Board shall process an adjustment and any resultant payment of the calculated September-October FTE prospective payment based on submission of a CMR for September reflecting enrollment changes or adjustments submitted by the provider by October 10.

(5)    One November 15 and the 15th day of each succeeding month until and including May 15, the Board shall process based upon monthly submission of an electronic (CMR) by the 1Oth day of the month a prospective payment to the Provider for the sum of the calculated FTE for each applicable month for all approved students enrolled at the Provider at the time of the cut-off date established by NPSP for determining the number of such approved students for purposes of processing said November through May payments multiplied by the calculate FTE rate. It is further agreed that said .cut-off date established by NPSP shall be no earlier than thirty (30) days prior the relevant payment processing date. It is further agreed that for each approved student newly covered by this agreement as of said cut-off date, the prospective payment processed by the NPSP shall reflect the amount due the Provider for the full period of approved funding through said payment date.

(6)    On June 15, the Board shall process a prospective payment to the Provider for an amount equal to seventy-five (75%) percent of the projected June tuition payment, which shall be based upon the May enrollment data submitted by the Provider and the FTE weeks based on the calendar. The payment will be computed by multiplying the sum of the calculated FTE for June for all approved students enrolled at the Provider at the time of the cut-off date established by NPSP for determining the number of such approved students for purposes of processing said June payment, by the calculated FTE rate.

(7)   On September 1, of the subsequent year, the Board shall process a prospective payment to the Provider for an amount equal to twenty-five (25%) percent of the June tuition payment, which shall be based on the final CMR roster and other data submitted by the Provider and the FTE weeks based on the calendar. The payment will be computed by multiplying the sum of the calculated FTE for June for all approved students enrolled at the Provider at the time of the cut-off date established by NPSP for determining the number of such approved students for purposes of processing said June payments, by the calculated FTE rate.

In no event shall the Board be required to process any payments to any Provider which submits data or requests for adjustments either after the expiration of the statute of limitations for: (i) submission of claims to the SED for the particular school year (currently established as three years from the close of the school year and subject to amendment by law); and/or (ii) for rate changes resulting from SED's actions (currently established as one year from the close of the school year in which the rate change was made subject to amendment by law), and in accordance with the terms for rate adjustments set forth in paragraph 4 of the Agreement.

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ATTACHMENT B

SPECIAL EDUCATION ITINERANT SERVICES FOR PRESCHOOL STUDENTS WITH DISABILITIES

I COMMENCEMENT DATE FOR PROVISION OF SERVICES

The Board shall notify the provider, in accordance with the SOPM, of the effective date for commencing the provision of special education itinerant services under the Agreement.

II SERVICES

(a) Provision of Special Education Itinerant Services

(1)  The Provider shall provide such SEIT services as are recommended by the CPSE, approved by the Board, and stated in the student's IEP.

(2)  The Provider shall not enroll or initiate the provision of SEIT services to any student except upon the receipt of approval in accordance with the SOPM.

(3) The Provider shall, in accordance with the SOPM, execute one (1) SEIT Preschool acceptance letter for each student provided with SEIT services under this Agreement.

(4)  If any point during the school year, the Provider is unable to provide any student with any recommended SEIT services, and determines that there is no reasonable expectation that the full provision of such program or services are to resume in the immediate future, the Provider shall immediately notify (within five days of the last date of SEIT services), in writing, by regular mail, the parent, the appropriate CPSE chairperson, and the administrator of the site where the SEIT services are provided of such facts. Upon receipt of such notification, in accordance with the SOPM, the CPSE shall notify the Provider of the student's discharge date.

(b)      Referral for IEP Development, Placement and Review

(1) The Provider shall participate in the referral process in accordance with Article 89, the Commissioner's Regulations, all other applicable laws and regulations. Upon appropriate notice given by the CPSE, or upon request of the parent, the Provider shall attend and participate in all CPSE review meetings held with respect to any student who is enrolled at, or receives any SEIT services pursuant to this Agreement, from the School, by arranging for the participation of the student's teacher as a member of the CPSE. Such participation shall comply with the requirements of Article 89, the Commissioner's Regulations, and all other applicable laws and regulations.

(2)  To the extent possible, in order to ensure the participation of all mandated and non-mandated participants, meetings of the CPSE shall be held at a site and time that is mutually convenient to all such participants and the parent. In the event that any such persons are unable to attend a meeting, the CPSE shall attempt to employ any alternative means allowing for their participation, including conference telephone discussions (teleconferencing) in strict accordance with NYS guidelines on teleconferencing. The CPSE shall document the use of, and/or any attempt to utilize, an alternative means of participation.

The final determination to employ an alternative means of participation, and the choice of a mutually convenient site and time for meetings of the CPSE, shall be within the sole discretion of the CPSE chairperson or the chairperson's designee.

(c)    Modification, Revision, Initiation, or Termination of IEP Recommendations

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The Provider may not modify, revise initiate or terminate the provision, duration or frequency of any of the SEIT services recommended by an approved student's IEP for any reason, unless such modification, revision, initiation, termination or transfer is first recommended by the appropriate CPSE, as the result of a requested or annual review meeting, in accordance with the SOPM, and where necessary, with approval by the Board.

(d)    Location of Special Education Itinerant Services

(1)    The Provider shall provide all special education itinerant services at a site initially identified by the parent and agreed to by the CPSE, including but not limited to an approved prekindergarten or head start program, the work site of the Provider, the student's home, a hospital, a state facility, or a child care location as defined in §4410 of Article 89.

(2)  If a student thereafter receives such services at another site, the Provider shall immediately notify the parent and the CPSE of its intention to either continue or discontinue the provision of services at such alternate site.

(e)    Coordination of SEIT and Related Services

With respect to any student who is recommended to receive SEIT services and one or more related services, the SEIT Provider designated by the CPSE shall be responsible for coordinating the provision of all SEIT services and related services. The coordination shall be at no additional cost to the Board.

(f)     Parent Conferences

The Provider shall, upon a parent's reasonable request, hold an individual parent conference in order to discuss matters relating to the provision of SEIT services to the student. Such parent conference shall not be provided in place of, or be considered as a substitute for, any recommended SEIT service sessions.

Ill PROCESSING OF REIMBURSEMENT

FOR SPECIAL EDUCATION ITINERANT SERVICES

(a)  For purposes of Section Ill the SEIT rate shall be further defined as the SEIT rate that has been certified in accordance with the Commissioner's Regulations for either the current or the previous, and no other, fiscal year.

(b)    The processing of payments for SEIT services shall be based solely upon the number of approved students enrolled at, and receiving SEIT services from, the Provider pursuant to this Agreement, for whom the Provider has submitted all documentation, as required by this Agreement.

(c)    For the purposes of this Section, it is agreed that a student enrolled at or receiving SEIT services from the Provider pursuant to a final order of a hearing officer, the Comptroller, or a Court (after appeals, if any, have been exhausted) shall be processed for recommendation for placement by the appropriate CPSE, and then, approved for funding by the Board.

(d)   Processing of Payments

Payments shall be processed in the manner set forth below.

(1)   On August 15 and September 15, the Board shall process for payment to the Provider fifty percent (50%) of the tuition rate applicable to the July-August portion of the school year for each approved student enrolled at the Provider for the provision of SEIT services.

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(2)   On the fifteenth day of October and the fifteenth day of each subsequent month until and including July 15, the Board shall process for payment to the Provider ten percent (10%) of the tuition rate applicable to the September to June portion of the school year for each approved student enrolled at the Provider for the purposes of receiving SEIT services.

(3)    The NPSP shall provide the Provider with a written report of all processed payments, which shall accurately identify the services and students for which payment has been processed.

(e)  Payment Adjustments

Adjustments to any payments processed hereunder shall be made in accordance with paragraph 4 of the Agreement.

(f)  Audits

The amounts paid to the Provider by the Board pursuant to the terms of this Agreement relative to any school year for which the Agreement is in effect, including any scheduled or final payment adjustments, shall be subject to audit in accordance with the terms of paragraph 10 of the Agreement, and/or applicable law and regulation.

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ATTACHMENT C

INDIVIDUAL EVALUATIONS FOR PRESCHOOL STUDENTS WITH DISABILITIES

COMMENCEMENT DATE FOR PROVISION OF INDIVIDUAL EVALUATIONS

The Provider shall commence the provision of an Individual Evaluation subsequent to its selection by a parent as the State approved evaluation site, and receipt of the parent's consent, as evidenced on Board supplied and approved consent form, to conduct an Individual Evaluation.

II SERVICES

(a)  Individual Evaluations

(1)   The Provider shall provide each student covered by the Agreement with an Individual Evaluation, as required by the CPSE, and in accordance with §4410 of Article 89, the Commissioner's regulations, and all other applicable laws and regulations, and shall comply with all matters required of evaluation sites as set forth in the SOPM.

(2)  Individual Evaluations shall be provided:

(A) at no cost to the parent;

(B) in English or the student's dominant language, as may be determined by administration of the Home Language Survey, a parent intake interview, or any information obtained from the student's current teacher, early intervention official with knowledge of the student, or other referral source in accordance with the standards and requirements of the SOPM for bilingual evaluation and determination of Limited English Proficiency.

(i)  Bilingual Individual Evaluations shall be provided in accordance with the guidelines issues by the SED.

(3)  The Provider shall not:

(A)   conduct any initial Individual Evaluation until parental consent for such Individual Evaluation has been received in accordance with the SOPM;

(B)   with respect to any particular student, conduct any Individual Evaluation component other than a psychological evaluation, a social history, and up to four (4) more additional evaluation components without prior written authorization of the CPSE;

(C)   conduct any updated Individual Evaluation without first obtaining the prior written authorization of the CPSE.

(D)   The Provider shall be precluded from obtaining any reimbursement for any Individual Evaluation conducted in the absence of required prior written consent or authorization as described in this subsection ll(a)(3).

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(4)   Within twenty (20) days of the Provider's receipt of either: (A) parental consent to conduct an initial Individual Evaluation (SOPM Form C-1P); or (B) parental consent and the CPSE's authorization to conduct a re-evaluation, the Provider shall conclude the Individual Evaluation, evaluation summary and translations as required by the SOPM and forward documents to the appropriate parties as required by the SOPM.

(5)  The Provider shall ensure that each component of the Individual Evaluation is dated, signed and indicates the appropriate certification(s) and/or license(s) of the person(s) who conducted respective component.

(b) CPSE Review Meetings

(1)  (A)  Upon appropriate notice given by the CPSE or upon the request of the parent, the Provider shall attend and participate in all CPSE review meetings held with respect to any student who has received an Individual Evaluation pursuant to the Agreement from the Provider, by arranging for the participation of a staff member who conducted a component of the Individual Evaluation, or who is knowledgeable about the Evaluation components, at the CPSE review meeting. Such participation shall comply with the requirements of Article 89, the commissioner's Regulations, the SOPM, and all other applicable laws and regulations. (B) If the student received a bilingual Individual Evaluation, the Provider shall provide the CPSE, as part of the Individual Evaluation, with a daytime phone number that will enable the CPSE to contact the bilingual evaluator in connection with any questions that may arise at the CPSE meeting in connection with the any component of the bilingual Individual Evaluation.

(2)   To the extent possible, in order to ensure the participation of all mandated and non- mandated participants, meetings of the CPSE shall be held at a site and time that is mutually convenient to all such participants and the parent. In the event that any such persons are unable to attend a meeting, the CPSE shall attempt to employ an alternative means allowing for their participation, including conference telephone discussions (teleconferencing) in strict accordance with NYS guidelines on teleconferencing. The CPSE shall document the use of, and/or any attempt to utilize, an alternative means of participation. The final determination to employ an alternative means of participation, and the choice of a mutually convenient site and time for meetings of the CPSE, shall be within the sole discretion of the CPSE chairperson or the chairperson's designee.

(c)  Individual Student Files

(1)  The Provider shall maintain an individual file for each student. This file shall contain a complete and current record of all aspects of any Individual Evaluation(s) provided to the student by the Provider. Such file shall include, without limitation, copies of all evaluations components, test or assessments, all documentation from the CPSE which may be in the possession of the Provider, requiring the provision of Individual Evaluations, all provider notes documenting the provision of Individual Evaluations, all individualized notices provided to parents which may have been issued by the Provider, all signed STAC-5, and STAC-5a forms, and any and all documentation prepared and maintained by the Provider with respect to services paid by or reimbursed through Medicaid in accordance with paragraph 5 of the Agreement. The file shall be available at the Provider's offices during school hours for review by representatives of the Board and the SED. Such portion of the file that is specifically related to the provision of services that are paid by or reimbursed through Medicaid shall be made available for review by representatives of the SDOH.

(2)  Prior to commencing the evaluation of a student, the Provider shall notify parents of their right to review records related to the evaluation, in accordance with the SOPM.

(3)  The Provider shall maintain on file at the Provider's site, for the period of time stated in paragraph 11 of the Agreement, the protocols relating to any evaluation components, tests or assessments used in evaluating any students covered under the Agreement.

(4)    The Provider shall furnish all members of the CPSE with copies of the Individual Evaluation summary and components. The evaluation components shall be translated into the parent's preferred language, or other mode of communication, as may be required by applicable law.

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Ill PROCESSING OR REIMBURSEMENT FOR INDIVIDUAL EVALUATIONS

(a) General

(1)  Payments to the Provider for services provided under the agreement shall be processed only for those students for whom the provider has submitted all appropriate documentation, as required by the Agreement.

(2)  The Provider is prohibited from claiming any reimbursement for the provision or review of Individual Evaluations that have not been provided: (1) in accordance with applicable law and regulation, and/or the terms of the Agreement; or (2)  directly by the Provider, or conducted at the direct request, of the CPSE. The Board shall have the right to recover any payment(s)  made to the Provider for such prohibited Individual Evaluations, and the Provider's obligation to reimburse the Board for, and/or return, such payment(s) shall remain an obligation that survives the termination of the Agreement.

(3)   Absent approval from the CBST, an Individual Evaluation Provider is prohibited from serving as an individual related service provider for any student for whom it has provided an Individual Evaluation. Provided, however, that an agency-based Individual Evaluation Provider which is also a provider of special services or programs and/or SEIT services under the Agreement is not precluded from providing related services, under the terms and conditions of either Attachment A and/or Attachment B, for a student for whom it has conducted an Individual Evaluation.

(b) Submission of STAC-5 Evaluation Forms

For each child or student that the Provider has provided an Individual Evaluation the Provider shall:

(1) within twenty (20) days from the receipt of (A) parental consent for an initial evaluation (SOPM Form C-1P), or (B) authorization by the CPSE for an updated Individual Evaluation, complete a STAC-5 Evaluation Form and forward same to the appropriate CPSE in accordance with the SOPM; and

(2)     where the Provider has translated any summary report of an evaluation or documentation of an evaluation, the Provider shall also forward to the CPSE written statements documenting the cost of such translations as reported on the STAC-5 Evaluation Form. The Provider shall maintain copies of all such statements in accordance with the terms of paragraph

11 of the Agreement.

(c) Processing of Payments

During each school year that the Agreement is in effect, reimbursement of the cost of all Individual Evaluations and translations of evaluation summaries, as calculated in accordance with the provisions and methodologies of §200.9 of the Commissioner's Regulations, shall be processed for payment to the Provider as follows:

(1) Upon receipt of the documentation specified immediately above in subsection Ill (b), the CPSE shall verify the completeness of the information contained in such documents and data enter all verified information as follows:

(A) (i)  For every child who receives a CPSE review meeting to consider the results of an Individual Evaluation conducted in accordance with the agreement, at the CPSE review meeting, the CPSE shall verify the information contained in the STAC-5 Evaluation Form and furnish the Provider with a signed copy of such Form; and

(ii)    The CPSE shall data enter all verified information at the same time that recommendations made in the student's IEP are data entered, whenever possible, but in no event later than twenty (20) days after the date of the CPSE review meeting.

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(B)  For every child who does not receive a CPSE review meeting to consider the results of an Individual Evaluation conducted in accordance with the Agreement: (I)  the Provider shall, within twenty (20) days of receipt of notice of the child's withdrawal from the review process, submit the evaluations, evaluation summary and STAC-5 Evaluation Form [all required documentation] to the CPSE; and (II) the CPSE shall thereafter promptly verify the information contained n the STAC-5 Evaluation Form, and data enter the information within twenty(20) days of receipt and verification of the evaluation report. At such time, the CPSE shall also furnish the Provider with a signed copy of the Form.

(2)  The NPSP shall thereafter, on a weekly basis, process payment for all services stated in the STAC-5 Evaluation Forms submitted by the Provider, that have been verified and data entered by the CPSE during the previous calendar week.

(3)  The NPSP shall provide the Provider with a written report of all processed payments, which shall accurately identify the services and students for which payment has been processed.

(d)  Payment Adjustments

Adjustments to any payments processed hereunder shall be made in accordance with subparagraph 4 of the Agreement.

(e)  Audits

The amounts paid to the Provider by the Board pursuant to the terms of this Agreement, relative to any school year for which the Agreement is in effect, including any scheduled or final payment adjustments, shall be subject to audit in accordance with the terms of paragraph 10 of the Agreement, and/or applicable law and regulation.

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APPENDIX A

TERMS AND CONDITIONS

1.        Definitions

A.                   Words used in this Agreement shall have their ordinary meanings in the English language, except that scientific, technical, specialized or foreign words shall be given their appropriate scientific, specialized or foreign meanings, and definitions specifically provided elsewhere in the Agreement shall apply.

B.                    The following words, names and titles shall have the following meanings:

(1)                                  "The Board" means the Board of Education of the City School District of the City of New York.

(2)                                  "The City" means the City of New York.

(3)         "Contract Budget Detail" means the document attached to and incorporated into the Agreement explaining and limiting how funds paid hereunder are to be expended by the Contractor.

(4)                                  "The Comptroller" and "The Commissioner of Finance" mean the Comptroller and the Commissioner of Finance of the City, respectively.

(5)                                  "The Chancellor· means the Chancellor of the Board.

(6)                                  "Approved," "Required," "Directed," ''Specified," "Designated" or ''Deemed Necessary,”unless otherwise expressed, mean approved, required, directed, specified, designated, or deemed necessary, as the case may be by the Chancellor or his designee.

(7)                                  "Completion" means full and complete compliance with every requirement of the Agreement by the Contractor as certified by the Chancellor or his designee.

(8)                                         "Final Payment" means (i) the payment or refund by the Board or City of any moneys that exhausts the amount of money made available under the Agreement or (ii) any payment marked "Final Payment."

2.        Captions

The headings of this Agreement, the paragraphs, and subparagraphs of the Agreement, and of any attachments, are included solely for convenience and reference, and they shall not be used in any way to interpret this Agreement.

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3.        Conditions Precedent

This Agreement shall not become effective or binding upon the Board until:

(1) it shall have been approved as to legal sufficiency by the Board's Office of Legal Services; (2) it shall have been executed by the Chancellor; (3) it shall have been approved as to legal authority by the New York City Law Department; (4) it shall have been registered by the Comptroller; (5) it shall have been approved by the New York State Education Department, if applicable; and, (6) the Comptroller shall have issued a certificate indicating there remains unexpended and unapplied a balance of the appropriation or fund applicable hereto sufficient to pay the estimated expense of performing the Agreement as certified by the Board. A Requirement Agreement for an extended period will require an endorsement upon the Agreement from time to time as services and/or items and materials are ordered, of the sufficiency of the appropriation applicable towards the payment for said services and/or materials as and when ordered. (Rev. 4/16/01)

4.        Compliance with Laws

In connection with the performance of this Agreement, the Contractor shall comply with all applicable laws, rules and regulations. The parties hereto agree that every provision of law required to be inserted herein be deemed a part hereof. It is further agreed that if any such provision is not inserted or is incorrectly inserted, through mistake or otherwise, this Agreement shall be deemed amended so as to comply strictly with the Law.

5.        Unlawful Provisions Void

If this Agreement contains any unlawful provisions or portions thereof, they shall be deemed deleted from the Agreement and the remainder of the Agreement shall remain in full force and effect. If the deletion of such provision frustrates the purpose of this Agreement, either party may make application to the Chancellor's designee for relief. (Rev. 10/4/02)

6.        Religious Activity Prohibited

There shall be no religious worship, instruction, proselytizing, or other religious activity in connection with the performance of this Agreement.

7.        Political Activity Prohibited

No Board property provided to the Contractor hereunder for the purposes of this Agreement shall be used for any political activity or to further the election or defeat of any candidate for public office. As used herein the term "Board property" shall include, but not be limited to, supplies, work sites, funds advanced and services.

8.        Publication and Publicity

The Contractor or anyone employed by the Contractor may not publish the results of its participation or findings in the performance of this Agreement without the prior written approval of the Chancellor or his designee. All approved publications shall acknowledge that the program is supported by funds from the Board. Five true copies of each approved publication shall be furnished to the Board without charge. (8/29/88)

9.        Copyright

If the Contractor or anyone employed by the Contractor shall write, record or otherwise produce copyrightable material within the scope or in furtherance of this Agreement, the Board shall be considered the author for purposes of copyright, renewal of copyright, and termination of copyright and, unless expressly waived in a written instrument signed by the Chancellor or his designee, the owner of all of the rights comprised in the copyright. (6/88)

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10.       Patents

Any invention or discovery arising out of or developed in furtherance of this Agreement shall be promptly and fully reported to the Board. The Board shall have the exclusive right to apply for patent protection on such invention or discovery and to determine how the rights in said invention or discovery, including rights under any patent issued thereon, shall be disposed of and administered.

11.        Accounting for Property

If any property is acquired by the Contractor with funds provided by the Board under this Agreement, the property shall be deemed purchased by the Board for the use of the Contractor during the term of the Agreement shall be permanently embossed "Property of New York City Board of Education" and shall be returned to the Board, at the Contractor's expense, within thirty (30) days after the end of said term, unless the Contractor is otherwise notified in writing by the Chancellor or his designee. (6/21/88)

12.        Non-Reimbursable Expenses

The following items may not be claimed as a direct or indirect cost of the Services provided under this Agreement:

a.	rental expense of apartments;
b.	interest on loans;
c.	penalties for delinquent filing of tax returns;
d.	political or charitable contributions;
e.	advertising and promotions;
f.	legal expenses;
g.	key-man life insurance premiums;
h.	federal, state and city income taxes, state and city franchise taxes, and any costs for the preparation of such tax returns;
i.	expenses incurred in preparing for operations;
j.	cost of employee meals and lodging except when traveling outside the City and pursuant to the Contract Budget Detail of this Agreement;
k.	entertainment, gratuities, and any other items of a personal nature;
I.	long distance telephone calls unless directly related to the services provided under the terms of this Agreement;
m.	any expense not ordinary, necessary or reasonable in the performance of the Agreement.

13.        Limitation on Overhead

Notwithstanding any provision of this Agreement to the contrary, the Contractor shall be reimbursed for overhead costs equal to the lesser of either (1) the amount specified in the Contract Budget Detail of this Agreement or (2) the amount calculated by multiplying the total direct labor cost plus fringe benefits stated in the Contract Budget Detail of this Agreement by a fraction, the numerator of which shall be the total of all the Contractor's overhead costs during the term of this Agreement for all operations, and the denominator of which shall be the total of all of the Contractor's direct labor costs plus fringe benefits during the Term of this Agreement for all operations.

14.        No Extra Compensation

The Contractor shall not seek, ask for, demand, sue for or recover, as extra compensation or otherwise, any sum for labor, materials or Services other than the compensation agreed upon and fixed.

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15.        Invoices and Payments

The Contractor shall furnish proof of performance with each invoice, and shall comply with all Board requirements concerning the manner in which invoices are to be submitted. The Contractor shall not be entitled to demand or receive full or partial payment, until each and every one of the provisions of this Agreement is complied with, and the Chancellor or his designee shall have given written certification to that effect. Nothing contained herein shall be construed to affect the right hereby reserved by the Board to reject the whole or any portion of the performance, should said certification be inconsistent with the terms of this Agreement, or otherwise erroneously given.

16.        Cancellation of Grant Funding

If the goods or Services to be provided hereunder are to be paid for, in whole or in part, by means of grant funding received by the Board from federal, state, city or private sources, the obligation to pay the Contractor shall be subject to the continuing availability of said funding. The Board shall notify the Contractor within five (5) business days from the date the Board receives written notice of the cancellation of grant funding, in whole or in part, whereupon the Contractor may cease further performance of this Agreement to the extent said performance would not be supported by grant funding. However, the Board may, at its option, require completion of performance of this Agreement by the Contractor upon giving written assurance, signed by the Chancellor or his designee, within fifteen (15) business days of the date the Board receives written notice of such cancellation, that the completed performance of this Agreement shall be supported by other available funds.

17.        No Estoppel

The Board, City, and their respective departments, divisions and offices, shall not be precluded or estopped by a statement or document issued by or on behalf of the Board or the City, from indicating the true value of Services performed and supplies furnished by the Contractor or by any other person pursuant to or as a result of this Agreement, or from indicating that any such return or certificate is untrue or incorrect in any particular, or that the Services performed and supplies furnished or any part thereof do not in fact conform to the provisions of the Agreement. Notwithstanding any such statement or document, or payment in accordance therewith, the Board and the City shall not be precluded or estopped from demanding and recovering from the Contractor such damages as may be sustained by reason of the Contractor's failure to comply with the provisions of this Agreement.

18.        Acceptance of Final Payment

Receipt and negotiation by the Contractor, or by any person claiming under this Agreement, of the Final Payment hereunder, notwithstanding whether such payment be made pursuant to any judgment or order of any court, shall constitute a general release of the Board from any and all claims and liability for anything done, furnished, or relating to the labor, materials, or services provided, or for any act of omission or commission of the Board or its agents and employees. Said release shall be effective against the Contractor and the Contractor's representatives, heirs, executors, administrators, successors, and assigns.

19.        Claims - Limitation of Action

No action at law or equity shall be maintained by the Contractor, its successors or assigns, against the Board on any claim based upon or arising out of this Agreement, or out of anything done in connection with this Agreement, unless such action shall be commenced within six (6) months after the date of filing of the voucher for final payment hereunder or within six (6) months of the required completion date for the services performed hereunder, whichever is sooner. None of the provisions of Article 2 of the Civil Practice Law and Rules shall apply to any action against the Board arising out of this Agreement.

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20.        Notices

The Contractor's address stated on page 1 of this Agreement is hereby designated as the place where all notices, letters or other communications directed to the Contractor shall be served, mailed or delivered. Any notice, letter or other communication directed to the Contractor and delivered to such address, or sealed in a post-paid wrapper and deposited in any post office box regularly maintained by the United States Postal Service, shall be deemed sufficient service thereof upon the Contractor. Said address may be changed at any time by an instrument in writing, executed and acknowledged by the Contractor and delivered to the Chancellor's designee. Nothing herein contained shall be deemed to preclude or render inoperative personal delivery of any notice, letter or other communication, written or oral, to the Contractor. Whenever it shall be necessary or required to prove the delivery of any notice, an affidavit describing such delivery shall be conclusive evidence of such delivery.

21.        Amendments and Waivers

A.                       This Agreement may be amended by a written instrument signed by an authorized officer for the Contractor, and by the Chancellor or his designee. No amendment materially affecting the substance hereof shall be effective unless authorized by the Chancellor, and a copy of said authorization is attached to the amendment and incorporated therein. (Rev. 11/27/02)

B.                       No waiver by the Board of any term or condition hereof shall be effective unless in writing and signed by the Chancellor or his designee. Any waiver shall be specifically limited to its terms, and shall not be deemed applicable to subsequent like circumstances.

C.                       Any purported oral amendment or waiver shall be void.

22.        Suspension of Deliveries

The Chancellor or his designee, may postpone, delay, or suspend the delivery of the goods or Services, or any part thereof, without additional compensation to the Contractor. In such event, (A) the time established for performance by the Contractor of any duty during the Term of this Agreement may, at the Contractor's option, be extended for the number of days the Contractor was delayed by said suspension, postponement, or delay provided the Term is not thereby extended; however, (B) the Term may, at the Board's option, be extended for the number of days the Contractor was delayed by said suspension, postponement, or delay.

23.        Cancellation

A.                       If the Contractor violates any provision of this Agreement, the Chancellor or his designee may pursue any legal or equitable remedies available to the Board. In addition, the Chancellor or his designee may seek to have the Contractor declared in default by a panel to be designated by the Chancellor. In the event that the Chancellor's designee shall determine the Contractor to be in default, the Board may cancel this Agreement and shall thereafter be relieved of all liability hereunder. Upon a finding of default in violation of this contract, the Contractor shall be deemed not responsible and disqualified from bidding for a period of four years, unless in such finding of default, a lesser penalty is imposed by reason of mitigating circumstances. (Rev. 10/4/02)

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B.                       In the event of breach of this Agreement by the Contractor, the Board shall have the right to cancel and terminate said Agreement, and the Contractor shall be liable to the Board for any additional cost of completion of the within services, the Board's other costs in connection with the termination, reletting and completion of the services. All such costs, along with any liquidated damages for delay provided herein, may be assessed by the Board against the Contractor and deducted by the Board from payment to be made to the Contractor under this or any other Agreement at any time between the Contractor and the Board or City. In the event that said costs exceed all sums owed at the termination date of this Agreement, the Contractor shall pay the amount of such excess to the Board upon notice from the Board of said amount, and in the event that said costs and liquidated damages are less than the sum payable under this Agreement as if same had been completed by the Contractor, the Contractor shall forfeit all claims to the difference to the Board. If the Board undertakes to secure the services or any part thereof under this section of the Agreement, the certificate of the Chancellor or his designee indicating the amount of services secured, the cost and excess cost, if any, of completing this Agreement, and the amount of liquidated damages hereunder, shall be conclusive and binding upon the Contractor, its assigns and all other claimants.

24.        Board Determination

The Chancellor or his designee shall in all cases determine the acceptability of the labor, materials, or Services which are delivered pursuant to this Agreement, including but not limited to their quality, delivery, and condition, and shall in all cases decide every question which may arise relative to the performance of this Agreement. The Contractor may not rely upon, and the Board shall not be bound by, any explanations, determinations or other statements by or from the Board which are not in writing and signed by the Chancellor or his designee.

25.        Investigations

25.1      The Contractor agrees to cooperate fully and faithfully with any investigation, audit or inquiry conducted by a State of New York (State) or City of New York (City) governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license that is the subject of the investigation, audit or inquiry.

25.2(a) If any person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand jury or governmental agency or authority empowered directlyor by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of, or performance under, any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State of New York; or,

25.2(b) If any person refuses to testify for a reason other than the assertion of his or her privilege against self- incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or performance under, any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision thereof or any local development corporation within the City, then:

25.3(a)  The commissioner or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license may convene a hearing, upon not less than (5) days written notice to the parties involved to determine if any penalties should attach for the failure of a person to testify.

25.3(b) If any non-governmental party to the hearing requests an adjournment, the commissioner or agency head who convened the hearing may, upon granting the adjournment, suspend any contract, lease, permit, or license pending the final determination pursuant to paragraph 25.5 below without the City and Board incurring any penalty or damages for delay or otherwise.

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25.4        The penalties which may attach after a final determination by the commissioner or agency head may include but shall not exceed:

(a)          The disqualification for a period not to exceed five (5) years from the date of an adverse determination for any person, or any entity of which such person was a member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City and Board; and/or

(b)          The cancellation or termination of any and all such existing City and Board contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this agreement, nor the proceeds of which pledged, to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City and Board incurring any penalty or damages on account of such cancellation or termination; monies lawfully due for goods delivered, work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the Board.

25.5          The Commissioner or agency head shall consider and address in reaching his or her determination and in assessing an appropriate penalty the factors in paragraphs (a) and (b) below. He or she may also consider, if relevant and appropriate, the criteria established in paragraphs (c) and (d) below in addition to any other information which may be relevant and appropriate:

(a)	The party's good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

(b)	The relationship of the person who refused to testify to any entity that is a party to the hearing, including but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

(c)	The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City and the Board.

(d)	The effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under 25.4 above, provided that the party or entity has given actual notice to the commissioner or agency head upon the acquisition of the interest, or at the hearing called for in 25.3(a) above gives notice and proves that such interest was previously acquired. Under either circumstances the party or entity must present evidence at the hearing demonstrating the potential adverse impact a penalty will have on such person or entity.

25.6 (a)	The term "license" or "permit" as used herein shall be defined as a license, permit, franchise or concession not granted as a matter of right.

(b)	The term "person" as used herein shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.

(c)	The term "entity" as used herein shall be defined as any firm, partnership, corporation, association, or person that receives monies, licenses, leases, or permits from or through the City or Board or otherwise transacts business with the City or Board.

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(d)	The term "member" as used herein shall be defined as any person associated with another person or entity as a partner, director, officer, principal or employee.

25.7                   In addition to and notwithstanding any other provisions of this agreement, the commissioner or agency head may in his or her sole discretion terminate this agreement upon not less than three (3) days written notice in the event the Contractor fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation of money, goods, requests for future employment or other benefit or thing of value, by or on behalf of any employee of the City or Board, or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this agreement by the Contractor or affecting the performance of this agreement.

26.        Reports, Inspection and Records

A.             The Contractor shall promptly provide all reports required by the Board, including without limitation, financial, program, statistical, analytical, narrative and progress reports. Unless otherwise provided herein, the final payment hereunder shall not be made until all reports have been submitted and approved by the Board.

B.                       The Contractor shall, until six (6) years after completion of its services hereunder or six years after date of termination of this Agreement, whichever is later, maintain and retain complete and correct books and records relating to all aspects of the Contractor's obligations hereunder. Records must be maintained separately, so as to identify clearly the hours charged to this Agreement and be distinguishable from all other hours charged which are not related to this Agreement.

C.                       The Contractor shall make its staff, and premises, books, records, operations, and Services provided under this Agreement, and those of its subcontractors, available to the Board and to any person, agency or entity designated by the Board, at any time, for program, audit, fiscal audit, inspection, observation, sampling, visitation and evaluation, and shall render all assistance and cooperation for said purposes. The Contractor agrees to attend, upon demand, any investigation conducted by the Board to produce any records and other documents required by the Board at that investigation, to cooperate with the Board, and to give sworn testimony pertaining to those documents or the subject of the investigation; provided only that the investigation, testimony, records and documents relate to the subject of the Contractor's relationship with the Board of Education. If a corporation, partnership or government agency, the Contractor agrees to require its officers, employees and partners to comply with the foregoing.

D.                              In its record keeping the Contractor shall also comply with all federal, state and local laws and regulations pertaining to such records, including, without limitation, the regulations of the Comptroller, and shall require its subcontractors to do likewise.

E.                              In the event that any federal, state or local government agency, or other public or private agency conducts an audit of any of the Contractor's operations which pertains directly or indirectly to the goods and services provided pursuant to this Agreement, within five (5) working days after receipt by the Contractor of notice of the commencement of such audit the Contractor shall give notice of such commencement to the Board;and within five (5) working days after receipt by the Contractor of a copy of any resulting interim or final audit report, the Contractor shall supply one copy thereof to the Board. (6/24/88)

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27.        Non-Assignment of Contract

The Contractor shall give its personal attention to the faithful performance of this Agreement. The Contractor covenants that it will not assign, transfer, convey, sublet or otherwise dispose of this Agreement or its right, title or interest therein or its power to execute such Agreement, to any other person or corporation without the previous written consent of the Chancellor or his designee. Request for permission to assign a contract shall be submitted in writing to the Chancellor's designee, Executive Director of the Division of Financial Operations, 65 Court Street, Brooklyn, New York 11201. A non-refundable processing fee of $250.00 for contract amounts less than $100,000.00 and $500.00 for contract amounts $100,000.00 or greater shall be submitted with the request. Said fee shall be by check or money order and made payable to the New York City Board of Education, Division of Financial Operations. The Chancellor's designee shall grant or deny such requests after consultation with the appropriate Division or Office, the decision is final and binding. If the Contractor in any way violates the terms of this provision, the Board shall have the right to cancel and terminate this Agreement, and the Board shall thereupon be relieved from all liability hereunder. Nothing contained herein shall be construed to affect an assignment by the Contractor for the benefit of its creditors made pursuant to the statutes of the State of New York. No right under this Agreement, or to any monies due or to become due hereunder, shall be asserted against the Board or the City in law or in equity by reason of a purported assignment of this Agreement, or any part thereof, or of any monies due or to become due hereunder, unless authorized as aforesaid. (Rev.11/27/02)

28.        Contractor's Staff

The Contractor shall employ or contract for the services of only competent workmen, consultants, independent contractors and other employees as are, or reasonably may be, necessary for the performance of the Services hereunder.

The Contractor warrants that it shall be solely responsible for its employees' work, direction, safety and compensation. (6/84)

The Contractor agrees to replace immediately any employee, and not engage such employee in the performance of this Agreement, if the Contractor is notified in writing that, in the opinion of either the Chancellor, a Community Superintendent, or their designees, such employee is incompetent or otherwise impedes the performance of the services hereunder.

29.        Confidentiality of Records

All personally identifiable student and staff information obtained by or furnished to the Contractor by the Board, and all reports and studies containing such information prepared or assembled by the Contractor, are to be kept strictly confidential by the Contractor and shall not be provided or disclosed to any third party without the express written permission of the Chancellor or his designee. The Contractor shall limit access to such material in its control to those of its employees performing services pursuant to this Agreement strictly on a need to know basis. The Contractor shall restrict its use of the information to its performance under this Agreement and shall return all such material to the Board upon the completion of the services herein.

30.       Testimony

If the project which is the subject matter of this Agreement at any time becomes involved in a proceeding, to which the Board or the City is a party, before any court, board, tribunal, panel, arbitrator, referee or agency, the Contractor shall provide such knowledgeable witnesses as the Board shall require, free of additional compensation of any kind. Nothing herein shall require the Contractor to provide testimony in any proceeding in which it is a party with interests opposed to those of the Board.

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31.        No Personal Liability

Neither the Chancellor, nor any board members, nor any officer, employee, agent or representative of the Board or of the City shall be personally liable, based upon any theory of law or equity, to the Contractor or to any party claiming on behalf of or through the Contractor, under this Agreement, or by reason of any individual's actions or failure to act in any way connected with this Agreement, whether or not the action shall have been within or without an individual's scope of authority. The scope of this provision includes personal injury to any personal interest (commercial or otherwise), physical injury (including death), property damages, and any pecuniary damages where such injuries or damages result from or arise out of negligence. The Contractor further waives any and all rights to make a claim or commence an action or special proceeding, in law or equity, against any of the aforementioned individuals, and the Contractor hereby assigns its complete right, title, and interest in any such claim, action, or special proceeding to the Board. (Rev. 12/12/02)

32.        Indemnification

The Contractor shall protect, indemnify and hold harmless the Board and the City from any and all claims, suits, actions, costs and damages to which the Board and the City may be subjected by reason of injury to person or property, or wrongful death, as may result of any act, omission, carelessness, malpractice or incompetence of the Contractor, or anyone employed or engaged by the Contractor, in connection with the performance of this Agreement. (12/19/02)

33.        Conflicts of Interest

A.        Except as stated in paragraph B, no non-governmental Contractor may have on its Board of Directors (or comparable body), employ or have under contract for services (1) any present full-time officer or employee of the City of New York or the Board of Education or any part-time officer or employee of the Board, or (2) any present full- time officer or employee of the City on leave from the City or the Board or any part- time officer or employee of the Board currently on leave from the Board. Generally, the Conflicts of Interest Board may grant waivers of this provision, if an employee or officer is not involved in the Contractor's business with the City or the Board. Said waivers are discretionary and must be approved prior to the commencement of services by that individual. The Board of Education's Ethics Officer must be contacted if an officer or employee wishes to request a waiver. (Rev. 12/12/02)

B.        No Board of Education officer or employee may serve as an unpaid member of a Board of Directors (or comparable body) of a non-governmental not-for-profit Contractor without the permission of the Chancellor. To obtain this permission, the officer or employee must contact the Board of Education's Ethics Officer. All other City officers or employees may serve as unpaid members of Boards of Directors (or comparable body) of a non-governmental not-for-profit Contractor, if the officer or employee has no involvement with the Contractor’s business with the City or the Board. (Rev. 11/27/02)

C.        No officer or employee of the Board of Education, or the officer or employee's spouse/domestic partner or unemancipated child(ren) can have an ownership interest in the contractor, defined as an interest which exceeds five percent of the firm or an investment of $32,000 in cash or other form of commitment, whichever is less, and any lesser interest when the officer or employee or spouse, unemancipated child(ren), or domestic partner exercises managerial control or responsibility regarding any such firm. For Contractors with stock that is publicly traded, compliance with this subparagraph C is the obligation of Board of Education employees and officers. (1/16/03)

D.        No former officer or employee of the Board may appear before the Board on behalf of a non-governmental Contractor within one year of the former officer or employee's termination of service with the Board. An appearance before the Board includes all communications with the Board. However, a former employee of the Board is not prohibited from serving on a non-governmental Contractor's Board of Directors (or comparable body), or from employment or contracting for services with the Contractor, provided that the former employee does not appear before the Board within one year of the termination of service with the Board.

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E.        No former officer or employee of the City (including the Board) may have any involvement on behalf of a non-governmental Contractor with any aspect of a contract, including services under that contract, if that former officer or employee was involved substantially and personally with any aspect of that contract while employed by the City. Any former City employee whose duties for the City or the Board involved a contract shall contact the New York City Conflicts of lnterest Board for clarification before having any involvement with the contract on behalf of a non-governmental Contractor or any other private interest.

F.        The Contractor warrants that, other than a bona fide employee or contractor regularly working as a sales representative for the Contractor, no person, selling agency, or other entity has solicited or secured this Agreement, or has been employed or retained to do so, for a commission, percentage, brokerage fee or contingent fee.

G.        The Contractor shall not give, and warrants that it has not given or promised to give, any gift to a community school board member, school leadership team member or to any officer, employee or other person whose salary is payable in whole or part from Board or City funds, or other funds under this Agreement. The word "gift" shall include, without limitation, money, tangible goods, services, loans, promises or negotiable instruments. (2/13/01)

H.               If the Contractor violates any provision of this paragraph, the Board may, at its option: (1) cancel and terminate this Agreement and be relieved of all liability hereunder; (2) deduct all amounts paid by the Contractor or other value given by the Contractor in violation of this paragraph from payments made or to be made to the Contractor under this or any other Agreement at any time; (3) require the refund of any funds paid hereunder; (4) any combination of the foregoing; or (5) any other action the Board deems necessary and appropriate as permitted by law. Any breach of the warranties or violation of the provisions of this paragraph shall be grounds to find the Contractor or its principals as not a responsible bidder on other Board or City contracts.

I.           Provider shall adhere to the Central Board of Education policy on Conflicts of lnterest, the Chancellor's Regulations on Conflicts of Interest C-110, and the New York City Charter provisions on Conflicts of Interest which are hereby incorporated by reference as if fully attached hereto.

34.        Antitrust

The Contractor assigns to the Board its right, title and interest in and to any claim or cause of action arising under the antitrust laws of New York State or the United States relating to the goods or Services purchased or procured by the Board pursuant to this Agreement.

35.        Merger and Choice of Law

This written Agreement constitutes the entire agreement of the parties, and no other prior or contemporaneous agreement, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind any of the parties hereto, or to vary any of the terms contained herein. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to its conflict of law rules.

36.        Participation in an International Boycott

A.                        The Contractor agrees that neither it nor any substantially-owned affiliated company is participating or shall participate in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, or the regulations of the United States Department of Commerce promulgated thereunder.

B.                        Upon the final determination by the Commerce Department or any other agency of the United States that the Contractor or a substantially-owned affiliated company thereof, participated, or is participating, in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, or the regulations promulgated thereunder, the Chancellor or his designee may, at his option, render forfeit and void this contract. (1/12/89)

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37.        No Discrimination

A.                        The Contractor will strictly comply with all applicable Federal, State and Local laws pertaining to the subject of discrimination on any ground, as they may now read or as they may hereafter be amended.

B.                        The Contractor is, and will remain, an Equal Opportunity Employer. In addition to the other requirements of this paragraph 37, the Contractor shall provide equal opportunity for all qualified persons, and shall not discriminate in employment because of race, creed, gender, color, age, sexual orientation, national origin, handicapping condition, marital status, or religion and shall promote the full realization of equal opportunity. (Rev. 9/20/88)

C.                        Pursuant to the provisions of the New York State Labor Law, the Contractor agrees, in its operations performed within the State of New York:

(1)                        That in the hiring of employees for the performance of work under this contract or any subcontract hereunder, neither the contractor, subcontractor, nor any person acting on behalf of such contractor or subcontractor, shall by reason of race, creed, color, sex or national origin discriminate against any citizen of the State of New York who is qualified and available to perform the work to which the employment relates;

(2)                        That no contractor, subcontractor, nor any person on his behalf shall, in any manner, discriminate against or intimidate any employee hired for the performance of work under this contract on account of race, creed, color, sex or national origin;

(3)                        That there may be deducted from the amount payable to the contractor by the state or municipality under this contract a penalty of five dollars for each person for each calendar day during which such person was discriminated against or intimidated by the contractor or subcontractor, or anyone acting on behalf of the contractor in violation of the provisions of the contract;

(4)                        That this contract may be cancelled or terminated by the state or municipality, and all moneys due or to become due hereunder may be forfeited, for a second or any subsequent violation of the terms or conditions of this section of the contract;

(5)                        The aforesaid provisions of this section covering every contract for or on behalf of the state or a municipality for the manufacture, sale or distribution of materials, equipment or supplies shall be limited to operations performed within the territorial limits of the State of New York; and

(6)                        That the Board is, for purposes of this subparagraph C., a "state or municipality." (Rev. 11/25/96)

38.        Equal Employment Opportunity Requirements for Professional Contractors

A.                        Definition of Terms for the Implementation of a Program of Affirmative Action.

The following terms, when used in this paragraph, shall have the meanings given for them.

(1)        "Employee": Any person employed full or part-time in any capacity by the Contractor or sub-contractor.

(2)        "Minority Groups and Affected Classes": Blacks, Hispanics (Non-European), Asian Americans, American Indians, females and individuals with handicapping conditions.

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(3)      "Program of Affirmative Action": A detailed, result-oriented set of written procedures submitted by a Contractor or sub-contractor which when implemented with conscious effort results in compliance with the Equal Opportunity Policy herein, through full utilization and equal treatment of minorities, women and individuals with handicapping conditions at all levels and in all segments of the Contractor's or sub-contractor's work force. An effective Program of Affirmative Action shall include but not necessarily be limited to, the following elements: (Rev. 9/20/88)

(a)      Development or reaffirmation of the Contractor's or sub-contractor's Equal Opportunity Policy;

(b)      Dissemination of the Policy;

(c)      Responsibility for implementation;

(d)      A survey and analysis of employment at all levels and in all categories and aspects of the Contractor's or sub-contractor's work force, which determines if and at which levels, categories, and aspects there is an underutilization of minority and female employees;

(e)      An analysis of employment policies and practices, including but not limited to seniority systems, recruitment, training, promotion, insurance and job benefits and their effects upon minorities, women and individuals with handicapping conditions;

(f)      Corrective actions taken, or to be taken, toward the elimination of any employment policy or practice having a discriminatory effect on minority group members and women; and

(g)      Description of the Contractor's efforts to engage, as sub-contractors, bona fide minority business enterprises and female enterprises.

(4)      "Goals and Timetables": Projected levels of achievement resulting from an analysis by the Contractor or sub-contractor of its deficiencies, and of what it can reasonably do to remedy them within a specified time period.

(5)      "Underutilization": Having fewer minorities, women and individuals with handicapping conditions in a particular job classification than would reasonably be expected by their availability in the appropriate labor force.

(6)      "The Office": The Office of Equal Opportunity of the Board.

B.      Required Program of Affirmative Action

(1)                  The Contractor is required to identify and eliminate overt and covert discriminatory practices and implement the Program of Affirmative Action. Upon demand of the Office the Contractor shall submit to the Office a detailed written Program of Affirmative Action (hereinafter referred to as a "P.A.A."). In the event the Contractor submits a P.A.A. not acceptable to the Office, the Office will require the correction or revision of the P.A.A. to its satisfaction.

(2)                  In the event the Contractor fails to submit such an acceptable P.A.A. within the time specified in the demand, the Contractor may be declared in default. The Director shall be the sole judge of the P.A.A.'s acceptability. The P.A.A. shall:

(a)                  Apply to all Board of Education professional services contracts with the Contractor;

(b)                  Encompass all phases of the employment process, including evaluation of job classification to ensure job relatedness, recruitment, selection, validity of examinations, retention, layoffs, seniority, assignments, training, promotion, salary and benefits;

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(c)                  Fulfill the following requirements:

(i)                   Include measurable goals, reasonable timetables and specific programs to be implemented by the contractor to identify and eliminate deficiencies in employment practices with respect to the underutilization of members of minority groups and members of affected classes;

(ii)                  Include a statement of the present utilization of minority group members and women in the Contractor's work force and a projection of the minority utilization in the Contractor's work force for the life of the Contract and for at least a one-year period succeeding its completion. This statement and projection shall include present and projected (1) rates of hiring and promotion of minority group members and women in specific job categories at each wage rate within each level of employment and according to major organizational unit, and (2) percentages of minority group and women utilization in specific job categories at each wage rate within each level of employment, and according to major organizational work force;

(iii)                  Include all of the Contractor's facilities within New York City as well as those facilities located elsewhere within the continental limits of the United States;

(iv)                  Specify the union(s) or other employee organizations to which the Contractor's employees belong, and shall include commitments to good faith efforts to effect Equal Opportunity changes directly or indirectly, in programs by such unions or organizations to recruit, train, qualify or otherwise select members, if such changes are deemed necessary. The P.A.A. shall also include a copy of any agreement with an employee association which affects employment policies and practices;

(v)                  Be submitted in such format as shall be specified by the Director of the Office;

(vi)                 Include a commitment to submit to the Director a separate P.A.A., of the form (i) to (v) hereof, for each subcontractor prior to approval of the subcontractor by the Board of Education;

(vii)                 Include a written evidence or proof which shows that minority entrepreneurs have been solicited and given an equal opportunity to submit proposals and that such proposals have been given equal consideration for award;

(viii)                Contain commitments as to goals for minority and affected classes employment and adoption of equal employment practices not less strict than the commitments contained in the Contractor's most recent P.A.A. which was approved by the Office.

C.         Compliance Inspection Report

Upon demand of the Office the Contractor shall, within the specified time, submit to the Office a Compliance Inspection Report. The completed Compliance Inspection Report must be returned to the Office within such time as is specified in the requisition for information accompanying the report form.

D.         Conferences

The Contractor shall attend such conferences as shall be required by the Office for the purpose of acquainting it with the statutory and contractual requirements and what specific measures shall constitute an acceptable P.A.A.

E.         Implementation of P.A.A.

During the Term of the Contract, the Contractor shall successfully implement the P.A.A. approved by the Office.

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F.         Default

If, in the opinion of the Office, the Contractor has breached any of the requirements of paragraphs 36 or 37 hereof it may seek to have the Contractor declared in default by the Chancellor's designee as provided elsewhere herein. (Rev. 10/10/02)

For further information concerning these rules, regulations or procedures, contractors may consult with the Office of Equal Opportunity of the Board.

39.        MacBride Principles Provisions for Board of Education Contractors

ARTICLE I. MACBRIDE PRINCIPLES PART A

In accordance with section 6-115.1 of the Administrative Code of the City of New York, the Contractor stipulates that such Contractor and any individual or legal entity in which the Contractor holds a ten percent or greater ownership interest and any individual or legal entity that holds a ten percent or greater ownership interest in the Contract either (a) have no business operations in Northern Ireland, or (b) shall take lawful steps in good faith to conduct any business operations they have in Northern Ireland in accordance with the MacBride Principles, and shall permit independent monitoring of their compliance with such principles.

PART B

For purposes of this section, the following terms shall have the following meanings:

"MacBride Principles" shall mean those principles relating to nondiscrimination in employment and freedom of workplace opportunity which require employers doing business in Northern Ireland to:

(1)                             increase the representation of individuals from underrepresented religious groups in the work force, including managerial, supervisory, administrative, clerical and technical jobs;

(2)                             take steps to promote adequate security for the protection of employees from underrepresented religious groups both at the workplace and while traveling to and from work;

(3)                             ban provocative religious or political emblems from the workplace;

(4)                             publicly advertise all job openings and make special recruitment efforts to attract applicants from underrepresented religious groups;

(5)                             establish layoff, recall and termination procedures which do not in practice favor a particular religious group;

(6)                             abolish all job reservations, apprenticeship restrictions and different employment criteria which discriminate on the basis of religion;

(7)                             develop training programs that will prepare substantial numbers of current employees from underrepresented religious groups for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade and improve the skills of workers from underrepresented religious groups;

(8)                             establish procedures to assess, identify and actively recruit employees from underrepresented religious groups with potential for further advancement; and

(9)                             appoint a senior management staff member to oversee affirmative action efforts and develop a timetable to ensure their full implementation.

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ARTICLE II. ENFORCEMENT OF ARTICLE I.

The Contractor agrees that the covenants and representations in Article I above are material conditions to this contract. In the event the contracting entity receives information that the Contractor who made the stipulation required by this section is in violation thereof, the contracting entity shall review such information and give the Contractor an opportunity to respond. If the contracting entity finds that a violation has occurred, the entity shall have the right to declare the Contractor in default and/or terminate this contract for cause and procure the supplies, services or work from another source in any manner the entity deems proper. In the event of such termination, the Contractor shall pay to the entity, or the entity in its sole discretion may withhold from any amounts otherwise payable to the Contractor, the difference between the contract price for the uncompleted portion of this contract and the cost to the contracting entity of completing performance of this contract either itself or by engaging another contractor or contractors. In the case of a requirements contract, the Contractor shall be liable for such difference in price for the entire amount of supplies required by the contracting entity for the uncompleted term of its contract. In the case of a construction contract, the contracting entity shall also have the right to hold the Contractor in partial or total default in accordance with the default provisions of this contract, and/or may seek debarment or suspension of the Contractor. The rights and remedies of the entity hereunder shall be in addition to, and not in lieu of, any rights and remedies the entity has pursuant to this contract or by operation of law. (8/92)

40.          Set-Off Rights

The Board shall have all of its common law, equitable and statutory rights of set-off. These rights shall include, but not be limited to, the Board's option to withhold for the purposes of set-off any moneys due and owing to the Board with regard to this Agreement, any other agreement with the Board, including any agreement for a term commencing prior to the term of this Agreement, plus any amounts due and owing to the Board for any other reason. The Board shall exercise its set-off rights in accordance with normal Board practices including, in cases of set-off pursuant to an audit, the finalization of such audit by the Board, its representatives, or the State or City Comptroller. (1/95)

41.         Non-Collusive Bidding

If this Agreement was awarded by the Board based upon the submission of bids or proposals, Contractor warrants under penalty of perjury, that its bid or price quotation was arrived at independently and without collusion aimed at restricting competition. (10/92)

42.        Intentionally Left Blank (Burma Provision Deleted 9/6/01)

43.        Intentionally Left Blank (Year 2000 Compliance Required Deleted 11/27/02)

44.        Fair and Ethical Business Practices

A.         Fair and Ethical Business Practices shall be strictly adhered to during the term of this Agreement. During the term of this Agreement, Contractor shall not:

(1)        File with a government office or employee, a written instrument which intentionally contains a false statement or false information;

(2)        Intentionally falsify business records;

(3)        Give, or offer to give, money, gifts or anything of value or any other benefit to a labor official or public servant with intent to influence that labor official or public servant with respect to any of his or her official acts, duties or decisions as a labor official or public servant;

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(4)         Give or offer to give, money, gifts or anything of value or any other benefit to a labor official or public servant for any reason;

(5)        Give, or offer to give, money, gifts or other benefit(s) to an official or employee of a private business with intent to induce that official or employee to engage in unethical or illegal business practices;

(6)        Knowingly participate in the criminal activities of any organized crime group, syndicate or "family," nor shall any person employed by or associated with any such organized crime "family," syndicate or group participate through criminal means in any of the business affairs of Contractor.

B.         Contractor certifies throughout the term of this Agreement, that there have been no changes in circumstances, conditions or status of Contractor's qualification(s) as reflected in Contractor Questionnaire or other such documents submitted to the Board. Any change in the information provided by Contractor in its questionnaire currently on file with the Board must be immediately reported to the Board. In addition, Contractor shall immediately notify the Board of any of the following events if it becomes known that any director, partner, officer, member or employee of Contractor, or any shareholder owning 5% of more of Contractor's membership interests:

(1)        is the subject of investigation involving any violation of criminal law or other federal, state or local law or regulation by any governmental agency; or

(2)        is arrested, indicted or named as an unindicted co-conspirator in any indictment or other accusatory instrument; or

(3)        is convicted of any felony under state or federal law and/or any misdemeanor involving a business-related crime. (10/8/98)

45.        Indemnification Language

The Contractor shall defend, indemnify and hold the Department and the City harmless from and against any and all claims, suits, damages, judgments, liabilities, costs, and expenses, including reasonable attorneys' fees, to which they may be subject because of or related to any claim that the Copyrightable Materials or their use constitutes an infringement by the Contractor or a violation by the Contractor of the copyright, patent, trademark, or any other property or personal right of any third party. For the purposes of this provision, "Copyrightable Materials" shall include any reports, documents, data, photographs, software, and/or other materials provided pursuant to this agreement, regardless of whether the copyright in such materials is or shall be owned by the Department, the Contractor, or third parties. This indemnification shall survive the termination or expiration of this Agreement. This indemnification provision shall not be limited in any way by the Contractor's obligations to obtain insurance as provided under this Agreement. Furthermore, Contractor shall defend and settle at its sole expense all suits or proceedings brought against Contractor arising out of the foregoing. However, in cases involving software, no such settlement shall be made that prevents the Department from continuing to use the software without the Department's prior written consent, which consent shall not be withheld unreasonably. 1/15/03

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